Exhibit 2.1

EXECUTION VERSION

PROJECT GORDIE

___________________________________________________

TRANSACTION AGREEMENT
BY AND AMONG
GREEKTOWN MOTHERSHIP LLC,
PENN TENANT III, LLC
AND
VICI PROPERTIES L.P.
Dated as of November 13, 2018

___________________________________________________

i

ii

Exhibit A:    Real Estate Purchase Agreement
Exhibit B:    Working Capital Methodology and Example Calculation
Exhibit C:    Schedule B of Pro Forma Title Policy
Exhibit D:    Form of Company Officer’s Certificate
Schedule 2.04(c)(i):     Payoff Indebtedness
Schedule 6.13(b):    S-X Financial Statements
Schedule 7.01(c):    Closing Governmental Approvals

iii

TRANSACTION AGREEMENT
This Transaction Agreement (this “Agreement”), dated as of November 13, 2018, is entered into by and among GREEKTOWN MOTHERSHIP LLC, a Delaware limited liability company (the “Seller”), Penn Tenant III, LLC, a Delaware limited liability company (the “OpCo Buyer”), and VICI Properties L.P., a Delaware limited partnership (the “PropCo Buyer”, together with the OpCo Buyer, the “Buyers” and together with the OpCo Buyer and the Seller, the “Parties” and each a “Party”).
RECITALS
WHEREAS, the Seller owns all of the issued and outstanding limited liability company interests (the “Membership Interests”) in Greektown Holdings, L.L.C., a Michigan limited liability company (the “Company”);
WHEREAS, the Seller wishes to sell to the OpCo Buyer, and the OpCo Buyer wishes to purchase from the Seller, all of the Membership Interests subject to the terms and conditions set forth herein (the “Membership Interests Purchase”);
WHEREAS, the Seller and the Buyers desire to effect the sale of the Transferred Real Estate Assets from Greektown to the PropCo Buyer immediately prior to the Membership Interests Purchase (the “Real Estate Purchase”) on the terms and subject to the conditions set forth in Exhibit A hereto (the “Real Estate Purchase Agreement”); and
WHEREAS, concurrently with the entry into this Agreement, Penn National Gaming, Inc., a Pennsylvania corporation, has delivered to the Seller an unconditional and irrevocable guarantee of (i) the payment by the OpCo Buyer of the Membership Interests Purchase Price and any other amounts payable the OpCo Buyer to the Seller pursuant to this Agreement as, when and to the extent the same shall become due and payable; and (ii) the performance, fulfillment and observance of each agreement, condition, covenant, obligation and undertaking of the OpCo Buyer under this Agreement and the Ancillary Agreements.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Action” means any appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing or legal action, or an inquiry, proceeding or investigation by a Governmental Authority.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such

Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither the Company nor any Person the Company controls will be considered an Affiliate of the Seller, any of the Seller’s direct or indirect owners or any of their Affiliates (other than the Company and any Person the Company controls).
“Agreement” has the meaning set forth in the preamble.
“Alley REA” means that certain Reciprocal Easement Agreement, by and among Greektown, Trappers Alley Limited Partnership, Adam J. Maida, Roman Catholic Archbishop of the Archdiocese of Detroit, and Monroe Street Realty Associates, dated as of November 30, 1999, and recorded on December 20, 1999 in the Wayne County Register of Deeds at Liber 30850, Page 354.
“Ancillary Agreements” means the Real Estate Purchase Agreement, the Assignment Agreement, the Escrow Agreement and each other certificate, agreement, document or other instrument which is or is to be entered into pursuant to or in connection with the Real Estate Purchase Agreement or otherwise pursuant to or in connection with the Transactions.
“Antitrust Approval” has the meaning set forth in Section 7.01(a).
“Antitrust Termination Fee” has the meaning set forth in Section 8.03(a)(i).
“Assignment Agreement” has the meaning set forth in Section 2.04(e)(ii).
“Attorney-Client Communication” means any communication occurring on or prior to the Closing between either Law Firm, on the one hand, and the Company, the Seller or any of their respective Representatives or the Seller’s Affiliates, on the other hand, that in any way relates to the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and each other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement, and the consummation of the transactions contemplated by this Agreement), including any representation, warranty or covenant of any party under this Agreement or any other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement.
“Audited Financial Statements” has the meaning set forth in Section 3.05.
“Balance Sheet” has the meaning set forth in Section 3.05.
“Balance Sheet Date” has the meaning set forth in Section 3.05.
“Base Membership Interests Purchase Price” has the meaning set forth in Section 2.02.
“Benefit Plan” has the meaning set forth in Section 3.15(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Detroit, Michigan or New York City, New York are authorized or required by Law to be closed for business.
“Buyer Severance Plan” means the Penn National Gaming, Inc. Severance Pay Plan, a Benefit Option under the Penn National Gaming, Inc. Flexible Benefits Plan, effective as of January 1, 2017 (as such plan is in effect as of the date of this Agreement).
“Buyers” has the meaning set forth in the preamble.
“Cage Cash” means Cash held in or at the cash-collecting locations of the business located on the Company Real Property, including the main bank.
“Cash” means cash and cash equivalents of the Company and the Company Subsidiaries as of the time of determination.
“Cash Count” has the meaning set forth in Section 2.04(b).
“Cash Deduction” means the sum of (i) any outstanding checks, wires and bank overdrafts of the Company or any Company Subsidiary; plus (ii) without duplication of any item included in clause (i), all book or bank account overdrafts as of such time; plus (iii) all outstanding security or other deposits from third parties; plus (iv) any amounts held on behalf of customers and other parties that represent a liability to such customers and other parties (including held jackpots); minus (v) any incoming outstanding checks, credit card and automatic teller machine receivables and wires to the Company or any Company Subsidiary that arise entirely from events that occurred wholly prior to the time of determination and are actually received, in the case of each of clauses (i) through (v), as of the time of determination and whether or not required to be reported as such under GAAP.
“Casualty Event” means the damage or destruction of the Company Real Property or any portion thereof by fire or other casualty.
“Chosen Courts” has the meaning set forth in Section 9.10(b).
“City Acknowledgement” has the meaning set forth in the Real Estate Purchase Agreement.
“City Approval” has the meaning set forth in the Real Estate Purchase Agreement.
“Closing” has the meaning set forth in Section 2.05.
“Closing Adjustment” has the meaning in Section 2.06(a)(ii).
“Closing Buyer Gaming Approval” means the Closing OpCo Buyer Gaming Approvals and the Closing PropCo Buyer Gaming Approvals.

“Closing Cash Consideration” means the Membership Interests Purchase Price, as adjusted by the Closing Adjustment, less the Payoff Indebtedness, Transaction Expenses and Escrow Amount being paid on the Closing Date in accordance with Section 2.04(c)(i), (ii) and (iii).
“Closing Date” has the meaning set forth in Section 2.05.
“Closing Date Company Cash” means the amount of Company Cash as of the Reference Time, including the Cash duly counted in connection with the Cash Count.
“Closing Governmental Approvals” means the filings, submissions, consents and approvals set forth on Schedule 7.01(c).
“Closing OpCo Buyer Gaming Approval” means those Closing Governmental Approvals set forth under the heading “Closing OpCo Buyer Gaming Approvals” on Schedule 7.01(c).
“Closing PropCo Buyer Gaming Approval” means those Closing Governmental Approvals set forth under the heading “Closing PropCo Buyer Gaming Approvals” on Schedule 7.01(c).
“Closing Seller Approval” means those Closing Governmental Approvals set forth under the heading “Closing Seller Approvals” on Schedule 7.01(c).
“Closing Statement” has the meaning set forth in Section 2.06(b)(i).
“Closing Working Capital” means: (i) the Current Assets, less (ii) the Current Liabilities, determined as of the Reference Time, calculated consistent with and using the same methods, procedures, assumptions and adjustments as set forth on Exhibit B.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.
“Company Cash” means the Cash (including Cage Cash, Kiosk Cash, other Cash held in the Company’s or any Company Subsidiary’s bank accounts, Cash in slot machines, slot wallets and jackpot dispensing units located on the Company Real Property, Cash held by the mutual banks located on the Company Real Property, and Cash in the food and beverage outlet drawers located on the Company Real Property), minus the Cash Deduction.
“Company Intellectual Property” has the meaning set forth in Section 3.10(b).
“Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated April 25, 2017.
“Company Real Property” has the meaning set forth in the Real Estate Purchase Agreement.

“Company Severance Plan” has the meaning set forth in Section 6.03(a).
“Company Subsidiary” means each Subsidiary of the Company, including Greektown.
“Compliant” means, with respect to the Required Financial Information furnished to the PropCo Buyer, that (i) such Required Financial Information is correct in all material respects and does not contain any untrue statement of a material fact regarding the Company or any Company Subsidiary or omit to state any material fact regarding the Company or any Company Subsidiary, in each case, necessary in order to make such Required Financial Information not misleading under the circumstances in which such Required Financial Information is furnished (after giving effect to all supplements and amendments thereto) and (ii) no audit opinion with respect to any financial statements contained in the Required Financial Information shall have been withdrawn.
“Condemnation” means the commencement of any condemnation proceeding or other proceeding in eminent domain by a Governmental Authority for the taking of all or any portion of the Company Real Property.
“Confidentiality Agreements” means the OpCo Confidentiality Agreement and the PropCo Confidentiality Agreement.
“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, license, instrument, obligation, commitment, quotation or other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied (other than any Benefit Plan).
“Current Assets” means, as of any date of determination, the consolidated current assets of the Company and the Company Subsidiaries, calculated consistent with and using the same methods, procedures, assumptions and adjustments as set forth on Exhibit B.
“Current Liabilities” means, as of any date of determination, the consolidated current liabilities of the Company and the Company Subsidiaries, calculated consistent with and using the same methods, procedures, assumptions and adjustments as set forth on Exhibit B.
“Customer Database” means all customer databases, customer lists, historical records of customers and any other information collected with respect to customers of the Company and the Company Subsidiaries in connection with the business of the Company and the Company Subsidiaries, including any information used in connection with marketing and promoting the business of the Company and the Company Subsidiaries.
“Customer List” means a list of the names and key tendencies of customers listed on the Customer Database who have engaged in at least one (1) transaction at the Company Real

Property during the twenty-four (24) month period prior to the Closing, in a format that is reasonably acceptable to the OpCo Buyer.
“D&O Insurance” has the meaning set forth in Section 6.05(c).
“Debt Commitment Letter” has the meaning set forth in Section 6.24.
“Debt Payoff Letter” has the meaning set forth in Section 7.02(f).
“Development Agreement” means that certain Revised Development Agreement, dated as of August 2, 2002, among the City of Detroit, the Economic Development Corporation of the City of Detroit and Greektown, Casino, L.L.C., as amended by that certain First Amendment to Agreement, by and among City of Detroit, the Economic Development Corporation of the City of Detroit and Greektown Casino, L.L.C.
“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).
“Dollars or $” means the lawful currency of the United States.
“Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect.
“Employees” means those persons employed by the Company or any Company Subsidiary immediately prior to the Closing, including any such person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993, as amended).
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, right of way, encroachment, other restriction on transfer or other encumbrance.
“Environmental Claim” means any action, suit, claim asserted in writing or other legal proceeding by any Person alleging liability, including for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal, remediation, natural resources damages, property damages, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from: (i) the presence or Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence, Release, clean up or remediation of, or exposure to, any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or other written notice relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
“Escrow Account” has the meaning set forth in Section 2.04(c)(iii).
“Escrow Agent” means First American Title Insurance Company.
“Escrow Agreement” means the Escrow Agreement, by and between the Seller and the OpCo Buyer, in a form to be mutually agreed between the Seller and the OpCo Buyer.
“Escrow Amount” means five million dollars ($5,000,000).
“Estimated Closing Date Company Cash” has the meaning set forth in Section 2.06(a)(i).
“Estimated Closing Statement” has the meaning set forth in Section 2.06(a)(i).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a)(i).
“Example Calculation” has the meaning set forth in Section 2.06(a)(i).
“Excluded Information” has the meaning set forth in Section 6.19(b)(iv).
“Façade Rights Easement Agreement” means that certain Façade and Development Rights Easement Agreement, Trappers Alley Project, by and between Trappers Alley Limited Partnership and IG Limited Partnership, dated as of December 28, 1983, and recorded on December 26, 1984 in the Wayne County Register of Deeds at Liber 22238, Page 542.
“Financial Statements” has the meaning set forth in Section 3.05.
“Financing” means a debt or equity or equity linked securities financing in connection with any of the Transactions, including any debt financing pursuant to the Debt Commitment Letter.

“Financing Parties” means the prospective Financing providers involved in any Financing and any agent or arrangers thereof, together with each former, current and future Affiliate thereof and each former, current and future Representative of each such Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.
“Form 8-K Financial Statements” has the meaning set forth in Section 6.13(b)(i).
“Fraud” means, with respect to any Party, an actual and intentional fraud with respect to the making of representations and warranties contained in this Agreement, including the representations and warranties made in connection with the transaction contemplated under the Real Estate Purchase Agreement.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Gaming Authorities” means any Governmental Authority that holds regulatory, licensing or Permit authority over gambling, gaming, or casino activities conducted by the Company, the Seller or any of their Affiliates.
“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to the Company, the Seller or their Affiliates and the gambling, gaming or casino activities and operations of the Company, the Seller or any of their Affiliates, in each case, as amended from time to time.
“Gap Building Lease” has the meaning set forth in the Real Estate Purchase Agreement.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any legislative, judicial, administrative or regulatory agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (in each case to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including Gaming Authorities.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Greektown” has the meaning set forth in the Real Estate Purchase Agreement.
“Hazardous Materials” means any material, substance, chemical or waste (i) that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including any that is regulated, listed or defined as a pollutant, contaminant, toxic substance, special waste, hazardous substance, hazardous material or hazardous waste under any Environmental Law, (ii) the presence of which requires investigation or remediation under any Environmental Law or (iii) any asbestos, polychlorinated biphenyls, petroleum or petroleum byproducts or mold.
“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Identified Entities” has the meaning set forth in Section 3.03.
“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.
“Improvements” has the meaning set forth in the Real Estate Purchase Agreement.
“Indebtedness” of any Person means the following, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid commitment fees thereon: (i) indebtedness for borrowed money; (ii) amounts owing as deferred purchase price for property or services (other than trade accounts payable arising in the ordinary course of business consistent with past practice); (iii) indebtedness evidenced by any note, bond (other than any performance bond or similar instrument), debenture, mortgage or other debt instrument, debt security or other similar instrument; (iv) indebtedness secured by an Encumbrance (other than a Permitted Encumbrance) on assets or properties of such Person (including any mortgage); (v) payment obligations under any interest rate, currency or other hedging or swap agreement; (vi) all payment obligations of such Person as lessee under capital or finance leases of the type which is required to be reflected on a balance sheet prepared in accordance with GAAP, without giving effect to any changes to GAAP which become effective after the date hereof; (vii) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; and (viii) guarantees made on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (i) through (vii). For the avoidance of doubt, the term “Indebtedness” shall not include (A) any amounts available under any debt instrument to the extent undrawn or uncalled, (B) any Current Liabilities to the extent such items are included in the calculation of Closing Working Capital or Transaction Expenses, (C) any indebtedness between the Company and any of its wholly-owned Subsidiaries, or (D) obligations under operating leases.
“Indemnification Expenses” has the meaning set forth in Section 6.05(a).
“Indemnified Parties” has the meaning set forth in Section 6.05(a).
“Independent Accountant” means PricewaterhouseCoopers LLP, or such other accountant appointed in accordance with Section 2.06(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.11(a).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, slogans, and all applications and registrations thereof (and any extensions and renewals of such registrations and applications), and all goodwill connected with the use of or symbolized by the foregoing; (ii) copyrights, copyrighted works and all works of authorship, and all applications and registrations thereof (and any extensions and renewals of such registrations and applications); (iii) trade secrets, confidential know-how, inventions, designs and processes, whether patentable or not, and other confidential information; (iv) patents and patent applications, including reissues, provisionals, divisions, continuations, continuations in part, renewals, extensions, substitutions and reexaminations thereof; (v) uniform resource locators, internet domain name registrations and other names and locators associated with the Internet; and (vi) rights in software, firmware, middleware, computer programs, databases and compilations, and all documentation related to the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 3.05.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.
“Interim Financial Statements” has the meaning set forth in Section 3.05.
“IP License Agreement” means each Contract under which (i) the Company or any Company Subsidiary has licensed or otherwise granted to any third party or (ii) any third party has licensed or otherwise granted the Company or any Company Subsidiary, any license, permission or other right to utilize any Intellectual Property, except for Contracts relating to commercially available off-the-shelf software.
“Jack Entertainment LLC Long Term Incentive Plan” means the Jack Entertainment LLC Long Term Incentive Plan, as amended from time to time, and all applicable award agreements thereunder.
“Joint Gaming Termination Fee” has the meaning set forth in Section 8.03(a)(iv).
“Joint Termination Fee OpCo Portion” has the meaning set forth in Section 8.03(a)(iv).
“Joint Termination Fee PropCo Portion” has the meaning set forth in Section 8.03(a)(iv).
“Kiosk” means (i) the three-in-one kiosk machines which dispense cash, perform “TITO” redemptions and break bills and (ii) the NRT machines which perform “TITO” redemptions and break bills, in each case that are located on the Company Real Property. For the avoidance of doubt, “Kiosk” does not include the U.S. Bank branded automatic teller machines located on the Company Real Property.

“Kiosk Cash” means (i) the cash inside the Kiosks located on the Company Real Property that has been supplied by the Company or any Company Subsidiary and (ii) the payments owed to the Company or any Company Subsidiary by any third-party Kiosk Cash vendor as reimbursement for withdrawals of the Company’s or any Company Subsidiary’s cash from Kiosks located at the Company Real Property that has not yet been paid by any third-party Kiosk Cash vendor. For the avoidance of doubt, the cash in the U.S. Bank branded automatic teller machines located on the Company Real Property is the property of U.S. Bank and is not an asset of the Company or any Company Subsidiary and is not included in the definition of Kiosk Cash.
“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Matthew Cullen, Mark Dunkeson, Dan Reinhard and Glen Tomaszewski after due inquiry, which inquiry shall be limited to inquiry of the general manager of each property of the Company.
“Knowledge of the OpCo Buyer” or “OpCo Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Timothy J. Wilmott and Carl Sottosanti.
“Knowledge of the PropCo Buyer” or “PropCo Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Edward B. Pitoniak and John Payne.
“Lafayette Easement” means that certain Easement Agreement, by and between Greektown and the City of Detroit, dated as of April 18, 2007 and recorded on April 27, 2007 in the Wayne County Register of Deeds at Liber 46246, Page 1099.
“Law” means any statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including all Gaming Laws.
“Law Firm” means Paul, Weiss, Rifkind, Wharton & Garrison LLP or Honigman Miller Schwartz and Cohn LLP.
“Leased Real Property” means the Company Real Property leased by the Company or any Company Subsidiary, as tenant, pursuant to a Lease.
“Leases” means all leases, subleases, license agreements, concession agreements or other agreements granting use or occupancy rights with respect to any portion of the Company Real Property, in each case to which the Company or any Company Subsidiary is a party or is bound (including any Tenant Leases and Real Estate Leases), together with each and every amendment, supplement and other modification thereto.
“Liability” means any liability, debt (including guarantees of debt), adverse claim, fine, penalty or obligation whether fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, absolute or contingent, accrued or unaccrued, due or to become due and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto, whether called a liability, obligation, indebtedness, guaranty, endorsement, claim or responsibility or otherwise.
“LTIP Side Letter” means the Letter Agreement regarding Long Term Incentive Plan Payments dated June 6, 2017, among Jack Cincinnati Casino LLC, Jack Cleveland Casino LLC, Jack Thistledown Racino LLC, Greektown Casino, L.L.C. and Jack Entertainment LLC, as amended from time to time.
“Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations of the Company and the Company Subsidiaries, taken as a whole, (ii) has had or would reasonably be expected to have a material adverse effect on the Company Real Property, or (iii) would reasonably be expected to prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions; provided, however, that no Effect to the extent resulting or arising from any or all of the following shall constitute or shall be considered in determining whether there has occurred a Material Adverse Effect: (A) changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes generally affecting the industry in which the Company and the Company Subsidiaries operate; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any health emergency, hurricane, flood, tornado, earthquake or other natural disaster or act of God; (F) any failure by the Company or any Company Subsidiary to meet any internal or external projections or forecasts (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (G) the public announcement or pendency of the Transactions or the identity of, or any facts or circumstances relating to, the Buyers or their respective Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees; (H) changes in applicable Laws or the interpretation thereof (other than interpretations by Governmental Authorities, including Gaming Authorities, that the transactions contemplated under this Agreement are not permitted under applicable Laws); (I) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (J) any action required to be taken by the Seller or the Company pursuant to the terms of this Agreement or at the written direction of the Buyers or the failure of the Seller or the Company to take any action if that action is prohibited by this Agreement; or (K) any breach of this Agreement by either or both of the Buyers; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company and the Company Subsidiaries as compared to other participants that operate in the industries and markets in which the Company and the Company Subsidiaries operate.

“Material Casualty Event” means a Casualty Event with respect to which the cost of the repair and restoration of the Company Real Property, in each case, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed seventy-five million dollars ($75,000,000) in the aggregate.
“Material Condemnation Event” means a Condemnation that would reasonably be expected to result in the permanent loss of more than seventy-five million dollars ($75,000,000) in the aggregate of the fair market value of the Company Real Property.
“Material Contracts” has the meaning set forth in Section 3.08(a).
“Membership Interests” has the meaning set forth in the Recitals.
“Membership Interests Purchase” has the meaning set forth in the Recitals.
“Membership Interests Purchase Price” has the meaning set forth in Section 2.02.
“MI Closing” has the meaning set forth in Section 2.05.
“Michigan LLC Act” means the Michigan Limited Liability Company Act.
“Occupancy Agreement” has the meaning set forth in Section 6.01(b)(xi).
“OpCo Buyer” has the meaning set forth in the preamble.
“OpCo Buyer Licensed Parties” has the meaning set forth in Section 4.08(a).
“OpCo Buyer Licensing Affiliates” means all the OpCo Buyer’s controlled Affiliates that may reasonably be considered in the process of determining the suitability of the OpCo Buyer for any license, permit, findings of suitability or other authorization by any Gaming Authority.
“OpCo Buyer Related Parties” has the meaning set forth in Section 4.08(a).
“OpCo Buyer Related Party Permits” has the meaning set forth in Section 4.08(a).
“OpCo Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 13, 2018, between Development Ventures, LLC and the Seller, as amended by the Amendment to Confidentiality Agreement, dated as of May 24, 2018.
“OpCo Gaming Termination Fee” has the meaning set forth in Section 8.03(a)(ii).
“Other Party” means, (i) with respect to the Seller, the Buyers and (ii) with respect to the Buyers, the Seller.
“Outside Date” has the meaning set forth in Section 8.01(f).

“Owned Intellectual Property” means the Intellectual Property owned by the Company or any Company Subsidiary.
“Owned Real Property” means the Company Real Property in which the Company or any Company Subsidiary owns fee title interest.
“Payoff Indebtedness” has the meaning set forth in Section 2.04(c)(i).
“People Mover Easement” means that certain Trappers Alley Central Automated Transit System Station Agreement and Grant of Easement, by and between Trappers Alley Limited Partnership and Southeastern Michigan Transportation Authority, dated September 9, 1983 and recorded December 28, 1983 in the Wayne County Register of Deeds Liber 21876, page 591, as assigned by Southeastern Michigan Transportation Authority to the Detroit Transportation Corp. by assignment recorded in Liber 23950, page 749; and amended by that certain Amendment thereto recorded in Liber 30623, page 240; and Liber 30623, page 249, as re-recorded in Liber 31215, page 70; and Liber 32715, page 66; and subsequently amended pursuant to that certain Amendment of Easement Agreement dated August 31, 2004 and recorded October 22, 2004 in Liber 41568, page 523.
“Permits” means all permits, licenses, registrations, findings of suitability, licenses, variances, certificates of occupancy, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities (including all authorizations under Gaming Laws).
“Permitted Encumbrances” means (i) the matters set forth on Schedule B of the pro forma Title Policy attached hereto as Exhibit C; (ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (iii) mechanics’, carrier’s, workmen’s, repairmen’s or other like liens against personal property or the Company Real Property arising after the date of this Agreement that are either (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, provided that in all cases such liens are either (x) discharged of record prior to Closing or (y) in the case of liens securing obligations that do not exceed $7,500,000 in the aggregate, affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to PropCo Buyer; (iv) the rights of tenants under Tenant Leases, as tenants only, with no option to purchase the Company Real Property or any portion thereof or rights of first refusal to purchase the Company Real Property or any portion thereof; (v) any matter shown on that certain ALTA/NSPS Land Title Survey by Giffels Webster, Project 18327.20D, dated as of November 13, 2018, provided that the same do not and would not reasonably be expected to materially reduce the value of the Company Real Property or materially interfere with the use of the Company Real Property as it is currently used; (vi) any lien to which the fee or any superior interest in the Leased Real Property is subject; provided that such lien is not reasonably likely to (x) result in termination of the Company’s or any Company Subsidiary’s leasehold estate in the Leased Real Property under the RE Lease or (y) materially interfere with the use of the applicable Leased Real Property as it is currently used or any other material rights of the tenant under the RE Lease; (vii) liens on personal property in favor of lessors under any lease of personal or real property to secure the lessee’s rental obligations, and rights of the owners of assets subject to such lease; and (viii) with respect to personal property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).
“PropCo Buyer” has the meaning set forth in the preamble.
“PropCo Buyer Licensed Parties” has the meaning set forth in Section 5.07(a).
“PropCo Buyer Licensing Affiliates” means all the PropCo Buyer’s controlled Affiliates that may reasonably be considered in the process of determining the suitability of the PropCo Buyer for any license, permit, findings of suitability or other authorization by any Gaming Authority.
“PropCo Buyer Parent” means VICI Properties Inc. a Maryland corporation.
“PropCo Buyer Related Parties” has the meaning set forth in Section 5.07(a).
“PropCo Buyer Related Party Permits” has the meaning set forth in Section 5.07(a).
“PropCo Buyer Required Amount” has the meaning set forth in Section 6.24.
“PropCo Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 19, 2018, as amended on May 25, 2018, between the PropCo Buyer, the Company and JACK Ohio LLC.
“PropCo Gaming Termination Fee” has the meaning set forth in Section 8.03(a)(iii).
“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.08.
“Qualified Benefit Plan” has the meaning set forth in Section 3.15(c).
“R&W Insurance Cost” means the premium required to be paid to obtain the R&W Insurance Policy, in addition to all taxes, fees and expenses relating thereto (including, for the avoidance of doubt, fees and expenses associated with carrier diligence and brokerage fees).
“R&W Insurance Policy” means a certain representations and warranty insurance policy for the Transactions to be obtained by one or both of the Buyers.

“Real Estate Leases” has the meaning set forth in the Real Estate Purchase Agreement.
“Real Estate Purchase” has the meaning set forth in the recitals to this Agreement.
“Real Estate Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
“Real Estate Purchase Price” has the meaning set forth in the Real Estate Purchase Agreement.
“RE Closing” has the meaning set forth in Section 2.05.
“Reference Time” means 3:00 p.m., New York City time on the Closing Date.
“Registered Intellectual Property” has the meaning set forth in Section 3.10(a).
“Regulation S-X” has the meaning set forth in Section 6.13(b).
“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, officer, partner, member or in a similar capacity of such specified Person or (iii) any Immediate Family member of a Person described in clause (ii).
“Related Party Contract” means any Contract between or among one or more of the Company and the Company Subsidiaries, on the one hand, and any Related Party of the Company or any Company Subsidiary, on the other hand.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Released Parties” has the meaning set forth in Section 9.08(b).
“Releasing Parties” has the meaning set forth in Section 9.08(b).
“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requesting Buyer” has the meaning set forth in Section 6.13(b)(i).
“Required Financial Information” means all financial statements, financial data, audit reports and other financial information regarding the Company and each Company

Subsidiary of the type and form customarily included in the documents referenced in Section 6.19(a)(i) used to issue, offer, market or syndicate any Financing that is reasonably expected to be launched by the PropCo Buyer or one of its Subsidiaries and that is reasonably necessary therefor. For the avoidance of doubt, it is understood that “Required Financial Information” shall not include any Excluded Information.
“Resolutions” mean those certain resolutions passed by the City Council of the City of Detroit, and listed as exceptions 11, 12, 18, 20, 22, 23 and 27 on Schedule B of the pro forma Title Policy attached hereto as Exhibit C, including the Encroachment Permits issued by the City of Detroit pursuant thereto.
“Restricted Area” has the meaning set forth in Section 6.18.
“Seller” has the meaning set forth in the preamble.
“Seller Disclosure Letter” the disclosure letter delivered by the Seller to the Buyers concurrently with the execution and delivery of this Agreement.
“St. Mary’s Sublease” has the meaning set forth in the Real Estate Purchase Agreement.
“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, trust or estate of which more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (ii) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries by such Person.
“S-X Financial Statements” has the meaning set forth in Section 6.13(b)(i).
“Target Working Capital” means negative four million eight hundred thousand dollars (-$4,800,000).
“Tax Action” has the meaning set forth in Section 3.17(d).
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, gaming, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other governmental taxes, fees, assessments or charges of any kind whatsoever, including any liability under unclaimed property, escheat or similar Laws, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) liability in respect of any items described in clause (i) payable by reason of Contract (including any tax sharing agreement), assumption, transferee, successor or similar Liability, or operation of Law.
“Tenant Leases” has the meaning set forth in the Real Estate Purchase Agreement.
“Termination Fee” means the Antitrust Termination Fee, the OpCo Gaming Termination Fee, the PropCo Gaming Termination Fee or the Joint Gaming Termination Fee, as applicable.
“Title Policy” has the meaning set forth in the Real Estate Purchase Agreement.
“Transaction Expenses” has the meaning set forth in Section 9.01.
“Transactions” has the meaning set forth in Section 2.04(a).
“Transferred Real Estate Assets” has the meaning set forth in the Real Estate Purchase Agreement.
“Transitioned Functions” has the meaning set forth in Section 6.22.
“Transition Services Agreement” has the meaning set forth in Section 6.22.
“Treasury Regulations” means any Treasury Regulations promulgated under the Code.
“Willful Breach” means an intentional and willful breach or an intentional and willful failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure circumstances) by a Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a material breach of this Agreement.
Article II
PURCHASE AND SALE
Section 2.01    Membership Interests Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell to the OpCo Buyer, and the OpCo Buyer shall purchase from the Seller, the Membership Interests for the aggregate consideration specified in Section 2.02.
Section 2.02    Membership Interests Purchase Price. The aggregate purchase price for the Membership Interests shall be three hundred million dollars ($300,000,000) (the “Base Membership Interests Purchase Price”), subject to adjustment in accordance with Section 2.06 (the “Membership Interests Purchase Price”).

Section 2.03    Company Indebtedness and Transaction Expenses. The Company and the Seller shall cause (i) all Payoff Indebtedness of the Company outstanding on the Closing Date and (ii) all Transaction Expenses outstanding on the Closing Date that are owed by or on behalf of the Company or the Seller to any Person (other than Transaction Expenses that are to be borne by the Buyers, as provided in this Agreement) to be borne by the Seller and to be paid out of the Membership Interests Purchase Price or the Real Estate Purchase Price and not as additional consideration. For the avoidance of doubt, (i) the amount payable by the OpCo Buyer at the Closing pursuant to Section 2.04(c)(i) through (iv) shall not exceed the Base Membership Interests Purchase Price, as adjusted by the Closing Adjustment and (ii) the amount payable by the PropCo Buyer at the Closing in connection with the Transactions and under the Real Estate Purchase Agreement shall not exceed the Real Estate Purchase Price.

Section 2.04    Transactions to be Effected at the Closing.
(a)    At the Closing, but immediately prior to the consummation of the Membership Interests Purchase and in exchange for the Real Estate Purchase Price, the Company and the PropCo Buyer (or its designee) shall perform their respective obligations under the Real Estate Purchase Agreement, and thereby effect the Real Estate Purchase, in accordance with and subject to the terms and conditions set forth in the Real Estate Purchase Agreement (including the conditions to closing set forth in Article V thereof); provided, however, that if the PropCo Buyer assigns the Real Estate Purchase Agreement to a designee pursuant to the terms of the Real Estate Purchase Agreement, the PropCo Buyer shall guarantee all of the obligations of its designee thereunder. The Membership Interests Purchase, the Real Estate Purchase and the other transactions contemplated by this Agreement and the Real Estate Purchase Agreement are referred to herein as the “Transactions”.
(b)    The Company shall (i) conduct a physical counting of the Cage Cash and Kiosk Cash located on the Company Real Property and (ii) obtain an account balance statement from the Company’s banks showing the amount of Cash in the Company’s bank accounts, and the amount of the Cash Deduction, in each case as of the Reference Time (the “Cash Count”). The aggregate amount of Cash and the Cash Deduction determined in accordance with the preceding clauses (i) and (ii), absent any dispute from the OpCo Buyer’s representatives in connection with the Cash Count, shall be included in the determination of the amount of Closing Date Company Cash, subject to any adjustment pursuant to Section 2.06. To the extent permitted by applicable Gaming Authorities, the OpCo Buyer may have its representatives present during the Cash Count and such representatives shall have the right to dispute or sign off on the due completion and outcome of the Cash Count on the Closing Date without limitation of either the OpCo Buyer’s or the Seller’s rights under Section 2.06; provided, however, that such representatives shall not interfere with the Company’s conduct of the Cash Count.
(c)    At the Closing, each of the Buyers shall:
(i)    deliver or cause to be delivered on behalf of the Company the amount payable to each counterparty or holder (or agent on behalf of such counterparty or holder) of Indebtedness identified on Schedule 2.04(c)(i) to the extent such Indebtedness remains outstanding following the application of the proceeds of the Real Estate Purchase Price (the “Payoff Indebtedness”) in order to fully discharge, repay or prepay such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto (other than contingent indemnification liabilities), as specified in the Debt Payoff Letters and in accordance with this Agreement;
(ii)    deliver or cause to be delivered on behalf of the Company the amount payable to each Person who is owed a portion of the Transaction Expenses (other than Transaction Expenses that are to be borne by the Buyers, as provided in this Agreement), as specified by the Seller in writing to the Buyers at least three (3) Business Days prior to the Closing;
(iii)    deliver or cause to be delivered an amount equal to the Escrow Amount by wire transfer of immediately available funds into an account designated by the Escrow Agent (the “Escrow Account”), which shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any adjustments to the Membership Interests Purchase Price in favor of the OpCo Buyer pursuant to Section 2.06;
(iv)    deliver to the Seller the Closing Cash Consideration by wire transfer of immediately available funds to a bank account or accounts and in such proportions as specified by the Seller in writing to the Buyers at least three (3) Business Days prior to the Closing; and
(v)    deliver to the Seller all other agreements, documents, instruments or certificates required to be delivered by the Buyers at or prior to the Closing pursuant to Section 7.03 of this Agreement.
(d)    At the Closing, the OpCo Buyer shall additionally:
(i)    deliver to the Seller and the Company a joinder to the Company Operating Agreement, duly executed by the OpCo Buyer and a counterpart signature page to the Assignment Agreement;
(ii)    deliver to the Seller the Escrow Agreement, duly executed by the OpCo Buyer; and
(iii)    deliver to the Seller amendments to the St. Mary’s Sublease and the Gap Building Lease, substantially in the form attached to the Real Estate Purchase Agreement as Exhibits H-1 and H-2, duly executed and acknowledged by Greektown.
(e)    At the Closing, the Seller shall:
(i)    deliver to the Buyers a certificate in compliance with Treasury Regulations Section 1.1445-2, certifying that the Transactions are exempt from withholding under Section 1445 of the Code, provided, that the Buyers’ sole recourse in the event that the Seller fails to deliver such certificate shall be to make an appropriate withholding under Section 1445 of the Code;
(ii)    deliver to the OpCo Buyer an assignment agreement, in form and substance reasonably acceptable to the OpCo Buyer (the “Assignment Agreement”), executed by the Seller, pursuant to which (x) the Seller shall transfer and assign to the OpCo Buyer all of the Membership Interests and (y) concurrently with the Closing and the execution of a joinder to the Company Operating Agreement executed by the OpCo Buyer, the board of managers of the Company shall admit the OpCo Buyer as the sole member of the Company and the Seller shall cease to be a member of the Company;
(iii)    deliver to the OpCo Buyer the Escrow Agreement, duly executed by the Seller;
(iv)    deliver to the PropCo Buyer the fixed asset ledger of the Company and each Company Subsidiary as of the last day of the most recent calendar month prior to the Closing prepared in accordance with GAAP in all material respects;
(v)    deliver to the PropCo Buyer all agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to the Section 3.03 of the Real Estate Purchase Agreement;
(vi)    deliver to the PropCo Buyer a certificate of Seller’s chief financial officer (or other executive vested with similar duties) in the form of Exhibit D; and
(vii)    deliver to the Buyers all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.
Section 2.05    Closing. Subject to the terms and conditions of this Agreement, the closing of the Real Estate Purchase (the “RE Closing”) and the closing of the Membership Interests Purchase (the “MI Closing” and, together with the RE Closing, the “Closing”) shall take place at 10:00 a.m., New York City time, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to their satisfaction at Closing), at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP in New York, New York, or at such other time or on such other date or at such other place as the Seller and the Buyers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be effective as of the Reference Time.
Section 2.06    Membership Interests Purchase Price Adjustment.
(a)    Closing Adjustments.
(i)    At least five (5) Business Days before the anticipated Closing Date, the Company shall prepare and deliver to the OpCo Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”) and Closing Date Company Cash (and each component thereof) (the “Estimated Closing Date Company Cash”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the Transactions) and a calculation of the Estimated Closing Working Capital and the Closing Adjustment (the “Estimated Closing Statement”), together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Estimated Closing Statement. The Estimated Closing Statement will be prepared using the same accounting, principles and policies, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the example calculation of Closing Working Capital as of September 30, 2018 set forth on Exhibit B (the “Example Calculation”) and otherwise in accordance with the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Statement was being prepared and audited as of a fiscal year end, except for (x) such reclassifications and estimation methodologies changes as reflected in the Interim Financial Statements and (y) such adjustments and estimates as may be required, in the good faith determination of the Company, to take account of the fact that the Estimated Closing Statement is being prepared at a time other than following the closing of the Company’s books for the prior fiscal year end.
(ii)    The “Closing Adjustment” shall be an amount equal to the sum of:
(A)    The difference between Estimated Closing Date Company Cash and eighteen million dollars ($18,000,000) (where the difference will be positive, if the Estimated Closing Date Company Cash exceeds eighteen million dollars ($18,000,000) or negative, if the Estimated Closing Date Company Cash is less than eighteen million dollars ($18,000,000)); plus
(B)    The difference between Estimated Closing Working Capital and Target Working Capital (where the difference will be positive, if the Estimated Closing Working Capital exceeds the Target Working Capital, or negative, if the Target Working Capital exceeds the Estimated Closing Working Capital).
(iii)    If the Closing Adjustment is a positive number, the Membership Interests Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Membership Interests Purchase Price shall be reduced by the amount of the Closing Adjustment.
(b)    Post-Closing Adjustment.
(i)    Within forty-five (45) days after the Closing Date, the OpCo Buyer shall prepare and deliver to the Seller a statement setting forth its calculation of Closing Working Capital and Closing Date Company Cash (and each component thereof), which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the Transactions) and a calculation of the Closing Working Capital and the Post-Closing Adjustment (the “Closing Statement”), together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Closing Statement. The Closing Statement, as it applies to the calculation of Closing Working Capital, will be prepared using the same accounting principles and policies, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Example Calculation and otherwise in accordance with the Audited Financial Statements for the most recent fiscal year end as if such Closing Statement was being prepared and audited as of a fiscal year end, except for (x) such reclassifications and estimation methodologies changes as reflected in the Interim Financial Statements and (y) such adjustments and estimates as may be required, in the good faith determination of the OpCo Buyer, to take account of the fact that the Closing Statement is being prepared at a time other than following the closing of the Company’s books for the prior fiscal year end, which adjustments and estimates shall be consistent with the adjustments and estimates used in the preparation of the Estimated Closing Statement.
(ii)    The post-closing adjustment (the “Post-Closing Adjustment”) shall be an amount equal to the sum of:
(A)    The difference between Closing Date Company Cash and Estimated Closing Date Company Cash (where the difference will be positive, if the Closing Date Company Cash exceeds the Estimated Closing Date Company Cash, or negative, if the Estimated Closing Date Company Cash exceeds the Closing Date Company Cash); plus
(B)    The difference between Closing Working Capital and Estimated Closing Working Capital (where the difference will be positive, if the Closing Working Capital exceeds the Estimated Closing Working Capital, or negative, if the Estimated Closing Working Capital exceeds the Closing Working Capital).
If the Post-Closing Adjustment as finally determined in accordance with this Section 2.06 is a positive number, the OpCo Buyer shall pay to the Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Seller shall pay to the OpCo Buyer an amount equal to the Post-Closing Adjustment.
(c)    Examination and Review.
(i)    After receipt of the Closing Statement, the Seller shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, the Seller and the Seller’s accountants shall have full access to the books and records of the Company through the Closing Date, and work papers prepared by, the OpCo Buyer or the OpCo Buyer’s accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in the OpCo Buyer’s possession) relating to the Closing Statement as the Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, however, that such access shall be in a manner that does not interfere with the normal business operations of the OpCo Buyer or the Company.

(ii)    On or prior to the last day of the Review Period, the Seller may object to the Closing Statement by delivering to the OpCo Buyer a written statement setting forth the Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller’s disagreement therewith (the “Statement of Objections”). If the Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Seller and shall be final and binding on the Seller and the OpCo Buyer. If the Seller delivers the Statement of Objections before the expiration of the Review Period, the OpCo Buyer and the Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by the OpCo Buyer and the Seller shall be final and binding.
(iii)    If the Seller and the OpCo Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before the expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of the Independent Accountant or, if the Independent Accountant is unable to serve, the OpCo Buyer and the Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than any accountants previously engaged by the Seller or the OpCo Buyer (unless such previously engaged accountants are agreed to by the OpCo Buyer and the Seller, the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The Seller and the OpCo Buyer agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Seller and the OpCo Buyer and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.
(iv)    The fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and by the OpCo Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller or the OpCo Buyer, respectively, bears to the aggregate amount actually contested by the Seller and the OpCo Buyer.
(v)    The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Seller and the OpCo Buyer shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Statement or the Post-Closing Adjustment, absent fraud or manifest error, shall be conclusive and binding upon the Seller and the OpCo Buyer.
(d)    Payments of Post-Closing Adjustment. Any payment of the Post-Closing Adjustment shall (i) be due within five (5) Business Days after acceptance of the applicable Closing Statement (or, if there are Disputed Amounts, then within five (5) Business Days after the resolution of such Disputed Amounts); and (ii) if owed to the OpCo Buyer, be paid (A) first by the Escrow Agent from the Escrow Account pursuant to the terms of the Escrow Agreement pursuant to a joint written instruction to that effect to be delivered by OpCo Buyer and the Seller to the Escrow Agent, and (B) to the extent the Escrow Amount is insufficient, directly by the Seller by wire transfer of immediately available funds to such account or accounts as directed by the OpCo Buyer, and if owed to the Seller, be paid by wire transfer of immediately available funds to such account or accounts as directed by the Seller. Following payment of the Post-Closing Adjustment in accordance with this Section 2.06(d), any funds remaining in the Escrow Account shall be released to the Seller pursuant to a joint written instruction to that effect to be delivered by OpCo Buyer and the Seller to the Escrow Agent.
(e)    For the avoidance of doubt, it is understood and agreed that the PropCo Buyer shall not be obligated to pay any amount or be subject to any liability to any other Person with respect to the calculation of Closing Working Capital and Closing Date Company Cash as set forth in this Section 2.06 or for any amounts to be paid to the OpCo Buyer or the Seller as the Post-Closing Adjustment pursuant to Section 2.06(d).
(f)    Adjustments for Tax Purposes. Any payments or adjustments made pursuant to this Section 2.06 shall be treated as an adjustment to the Membership Interests Purchase Price by the Seller and the OpCo Buyer for Tax purposes, unless otherwise required by Law.

Section 2.07    Withholding. Notwithstanding anything in this Agreement to the contrary, each Buyer or, if applicable, the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement or the Real Estate Purchase Agreement such amounts as such Buyer has reasonably determined, on the advice of outside counsel, it is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement and the Real Estate Purchase Agreement as having been paid to the Person in respect of which such deduction and withholding was made. As of the date hereof and assuming that the Buyers receive at or prior to the Closing the certificate described in Section 2.04(e)(i) and a properly completed IRS Form W-9 from the Seller certifying that it is not subject to backup withholding, neither Buyer is aware of any withholding Taxes that may become due and payable in connection with the Transactions. If a Buyer intends to deduct or withhold any Tax as required by Law from any payment made to the Seller in connection with the Transactions, such Buyer shall (i) provide the Seller at least three (3) Business Days advance notice of its intent to withhold such amounts, (ii) provide the basis for such withholding (including the legal basis), (iii) provide a reasonable opportunity for the Seller or other recipient to provide forms, documents or other evidence that would mitigate, reduce or eliminate such deduction or withholding and (iv) use commercially reasonable efforts to cooperate with the Seller or other recipient and the advisors thereof, as applicable, to mitigate, reduce or eliminate such deduction or withholding; provided, however, that if the Seller has delivered to the Buyers the certificate referenced in Section 2.04(e)(i), neither Buyer shall withhold from any payment hereunder any amounts pursuant to Section 1445 of the Code.
Section 2.08    Purchase Price Allocation. Within sixty (60) days after the Closing Date, the OpCo Buyer shall prepare and deliver to the Seller a schedule allocating the Membership Interests Purchase Price (and any Liabilities of the Company and the Company Subsidiaries and other items taken into account for U.S. federal income tax purposes) among the assets of the Company and the Company Subsidiaries in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (such statement, the “Purchase Price Allocation Schedule”) for the Seller’s review and comment. In the event the Seller and the OpCo Buyer cannot agree as to the Purchase Price Allocation Schedule within thirty (30) days of the OpCo Buyer’s delivery of the initial draft of the Purchase Price Allocation Schedule to the Seller, each of the Seller and the OpCo Buyer shall be entitled to take its own position in any Tax Return, Tax proceeding or audit. If there is a final Purchase Price Allocation Schedule, the Seller and the OpCo Buyer agree to use the allocations set forth on the final Purchase Price Allocation Schedule (as adjusted to reflect any adjustments to the Membership Interests Purchase Price) for all Tax purposes (including the preparation and filing of all relevant federal, state, local and foreign Tax Returns) and neither the Seller nor the OpCo Buyer shall take any position inconsistent with such allocations on any Tax Return or in any Tax Action, in each case, except to the extent otherwise required pursuant to a change in Law or the good faith resolution of a Tax Action.
Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Seller Disclosure Letter, the Seller represents and warrants to the Buyers as follows:
Section 3.01    Organization, Authority and Qualification.
(a)    The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company and each Company Subsidiary is a legal entity duly formed or organized, validly existing and, to the extent applicable, in good standing under the Laws of the state of its formation or organization, as applicable, and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company has delivered or made available to the Buyers correct and complete copies of the certificate of formation, operating agreement and any other organizational documents of the Company and each Company Subsidiary.
(b)    The Company and each Company Subsidiary is duly licensed or qualified to do business and, to the extent applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(c)    The Seller has all necessary company power and authority to enter into this Agreement and the Real Estate Purchase Agreement, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Seller (and, if applicable, the Company or any Company Subsidiary) of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Seller (and, if applicable, the Company or any Company Subsidiary) of its obligations hereunder and thereunder and the consummation by the Seller (and, if applicable, the Company or any Company Subsidiary) of the Transactions have been duly authorized by all requisite entity action on the part of the Seller (and, if applicable, the Company or any Company Subsidiary), and no further entity action by the Seller (and, if applicable, the Company or any Company Subsidiary) or any of its (and their) managers, members or Affiliates is required for such purpose. This Agreement has been (and when executed and delivered, the Ancillary Agreements to which it is a party will be) duly executed and delivered by the Seller (and, if applicable, the Company or any Company Subsidiary), and (assuming due authorization, execution and delivery by the Buyers, as applicable) this Agreement constitutes (and when executed and delivered, the Ancillary Agreements to which it is a party will constitute) a legal, valid and binding obligation of the Seller (and, if applicable, the Company or any Company Subsidiary), enforceable against the Seller (and, if applicable, the Company or any Company Subsidiary) in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)    The Seller has the corporate authority to cause the Company and Greektown to perform their respective obligations under this Agreement, the Real Estate Purchase Agreement and any other agreement being entered into in connection with the transactions contemplated by this Agreement and the Real Estate Purchase Agreement.
Section 3.02    Membership Interests.
(a)    The Seller is the record and beneficial owner of the Membership Interests free and clear of any and all Encumbrances (other than restrictions on the subsequent transfer imposed by state and federal securities laws, Gaming Laws, the Company Operating Agreement or liens arising under any Payoff Indebtedness that will be released as of the Closing). The Seller has the right, authority and power to sell, assign and transfer the Membership Interests to the OpCo Buyer. Upon delivery to the OpCo Buyer of the Assignment Agreement at the Closing and the OpCo Buyer’s payment of the Membership Interests Purchase Price, the PropCo Buyer’s payment of the Real Estate Purchase Price and any other amounts required to be paid by the Buyers hereunder or under the Ancillary Agreements, the OpCo Buyer shall acquire title to the Membership Interests free and clear of any Encumbrance other than Encumbrances created by the Buyers and restrictions on the subsequent transfer imposed by state and federal securities laws, Gaming Laws, the Company Operating Agreement or liens arising under any Payoff Indebtedness that will be released as of the Closing.
(b)    The Membership Interests constitute all of the issued and outstanding limited liability company membership interests of the Company. Other than the Membership Interests, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership, limited liability company or other equity interests of the Company or obligating the Company to issue or sell any membership, limited liability company or other equity interests, or any other interest in, or convertible into or exchangeable for, any such interests in, the Company except as contemplated by the Real Estate Purchase Agreement.
(c)    Each outstanding membership interest or other equity or ownership interest of the Company and each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and in the case of the Company Subsidiaries, each such membership interest or other equity or ownership interest is owned by the Company or another Company Subsidiary, free and clear of any Encumbrance other than Encumbrances created by the Buyers and restrictions on the subsequent transfer imposed by state and federal securities laws, Gaming Laws, the Company Operating Agreement or liens arising under any Payoff Indebtedness that will be released as of the Closing.
(d)    All of the Membership Interests were not issued or transferred in violation of any preemptive or subscription rights, rights of first refusal or other rights of any Person.
Section 3.03    Equity Interests. Section 3.03 of the Seller Disclosure Letter sets forth each entity in which the Company holds a direct or indirect equity interest. Other than as set forth in Section 3.03 of the Seller Disclosure Letter, the Company does not directly or indirectly own or have any interest in any equity securities of any other Person. As to each entity identified in Section 3.03 of the Seller Disclosure Letter (the “Identified Entities”): (a) the Company or a wholly owned Subsidiary of the Company owns all of the outstanding membership, limited liability company or other equity interests in such Identified Entity free and clear of any Encumbrances (other than Encumbrances created by the Buyers and restrictions on the subsequent transfer imposed by state and federal securities laws, Gaming Laws or the Identified Entity’s operating or limited liability company agreement); (b) there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to membership, limited liability company or other equity interests of such Identified Entity to issue or sell any membership, limited liability company or other equity interests or any other interest in, or convertible into or exchangeable for, any such interests in, such Identified Entity; (c) no such Identified Entity has any outstanding equity appreciation, phantom equity, profit participation or similar rights; (d) there are no preemptive or subscription rights, rights of first refusal, voting trusts, member agreements or other agreements or understandings in effect with respect to the issuance, voting or transfer of any of the equity interests of any such Identified Entity; and (e) all of the equity interests of such Identified Entity held by the Company or applicable Company Subsidiary have been validly issued, were not issued or transferred in violation of any preemptive or subscription rights, rights of first refusal or other rights of any Person.
Section 3.04    Non-Contravention; Consents.
(a)     The execution, delivery and performance by the Seller and, to the extent applicable, any Company Subsidiary, of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of any provision of the certificate of formation, operating agreement or any organizational documents of the Seller, the Company or any Company Subsidiary; (ii) subject to the filings and other matters referred to in Section 3.04(b), result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller or the Company or any Company Subsidiary; or (iii) assuming receipt of the filings, consents and approvals set forth in Section 3.04 of the Seller Disclosure Letter, require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under or result in the acceleration of any obligation under, or give to any Person any rights of termination, acceleration or cancellation of, or loss of any benefit under any provision of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets, properties or equity interests of the Seller or the Company or any Company Subsidiary pursuant to, any Material Contract, Permit or any note, bond, loan or credit agreement, mortgage or indenture to which the Seller or the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties, assets or equity interests is bound or subject, except, in the case of this clause (iii), for any such actions, breaches, defaults, terminations, accelerations, cancellations, losses or creations that, individually or in the aggregate, would not reasonably be expected to be material to the Company or to prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions.

(b)    Other than (i) the Closing Governmental Approvals; (ii) any filings required to be made under the HSR Act; and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, none of the Seller, the Company or any Company Subsidiary is required to file, seek or obtain any consent, approval, Permit, or Governmental Order of or with any Governmental Authority in connection with the execution, delivery or performance by the Seller of this Agreement, or any of the Ancillary Agreements to which it is a party, or the consummation of the Transactions, except such consents, approvals, Permits or Governmental Orders which, individually or in the aggregate, would not reasonably be expected to be material to the Company or prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions.
Section 3.05    Financial Statements. Complete copies of the Company’s audited consolidated financial statements consisting of the consolidated balance sheet of the Company as at December 31 in each of the years 2016 and 2017 and the related consolidated statements of operations, member’s equity and cash flows for the three years ended December 31, 2017 (the “Audited Financial Statements”) and the unaudited consolidated balance sheet of the Company as at June 30, 2018 and the related consolidated statements of operations, member’s equity and cash flows for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), have been delivered or made available to the Buyers. The Financial Statements have been prepared (i) from, and in accordance with, the books and records of the Company and (ii) in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements fairly present in all material respects the consolidated financial condition of the Company as of their respective dates and the consolidated results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Since January 1, 2015, no significant deficiency or material weakness in the Company’s accounting system has been reported to the independent auditors, management, or board of managers of the Company, or to Gaming Authorities.
Section 3.06    Undisclosed Liabilities. Except as adequately reflected or to the extent reserved against in the Balance Sheet, the Company and the Company Subsidiaries do not have any Liabilities other than those (i) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (ii) incurred in connection with the Transactions or at the direction or with the approval of the Buyers or (iii) that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole.
Section 3.07    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, from the Balance Sheet Date until the date of this

Agreement, the Company and the Company Subsidiaries have operated in the ordinary course in all material respects and there has not been a Material Adverse Effect and neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b) (other than clause (viii) of Section 6.01(b), it being understood and agreed that the fact that the Company makes no such representation or warranty with respect to such clause (viii) shall not be deemed a waiver of any breach of any other representation or warranty of the Company relating to the same or similar facts or circumstances).
Section 3.08    Material Contracts.
(a)    Section 3.08(a) of the Seller Disclosure Letter lists, as of the date hereof, each of the following Contracts to which the Company or any Company Subsidiary is a party or by which any of its assets, properties or equity interests are bound (the Contracts required to be listed on Section 3.08(a) of the Seller Disclosure Letter, and all amendments, supplements and other modifications thereto, are referred to herein collectively as the “Material Contracts”):
(i)    each Contract involving payments (including contingent payments) in excess of $1,000,000 in the aggregate over the remainder of the current Contract term other than Contracts terminable by the Company or a Company Subsidiary, as applicable, upon no more than 90 days’ notice without penalty or fee;
(ii)    each Contract that relates to the disposition of any material assets (excluding real property or interests therein) of the Company and the Company Subsidiaries taken as a whole, other than the sale of tangible personal property in the ordinary course of business, in each case related to any disposition occurring on or after January 1, 2015;
(iii)    each Contract that relates to the acquisition or disposition of any business or a material amount of stock (or other equity interests) of any other Person (whether by merger, sale of stock, sale of assets or otherwise), in each case dated on or after January 1, 2015 or pursuant to which the Company has or could have any remaining Liabilities;
(iv)    each Contract relating to or evidencing Indebtedness or the guarantee of Indebtedness of the Company or any Company Subsidiary with an outstanding principal amount in excess of $1,000,000;
(v)    each Contract with any Related Party of the Company or any Company Subsidiary that requires payments in excess of $200,000 over the remainder of the current Contract term other than Contracts with Related Parties of the Company or any Company Subsidiary that are terminable upon no more than ninety (90) days’ notice without liability or financial obligation to the Company or any Company Subsidiary;
(vi)    each material IP License Agreement;
(vii)    each material Contract with any Governmental Authority;

(viii)    each management agreement, Lease, license, franchise or operating agreement relating to all or any portion of the Company Real Property involving aggregate annual payments by the Company or any Company Subsidiary in excess of $50,000;
(ix)    each Contract that contains a non-competition covenant of the Company or any Company Subsidiary or otherwise purports to limit or restrict the ability of the Company, any Company Subsidiary or, after giving effect to the Transactions, the OpCo Buyer or any of its Affiliates, to compete or otherwise conduct its business, other than Contracts terminable by the Company or any Company Subsidiary, as applicable, upon no more than 90 days’ notice without penalty or fee;
(x)    each Contract to which the Company or any Company Subsidiary is a party that provide for any joint venture, partnership or similar arrangement by the Company or any Company Subsidiary;
(xi)    each Contract to purchase or dispose of (including any option or put agreement) any Company Real Property, in each case related to any purchase or disposition, as applicable, occurring on or after January 1, 2015;
(xii)    each Contract for any construction work (including any additions or expansion) to be performed at any Owned Real Property and under which the Company or any Company Subsidiary has an obligation in excess of $250,000 in the aggregate; and
(xiii)    each Contract relating to interest rate caps, collars or swaps, currency hedging transactions and other similar arrangements to which the Company or any Company Subsidiary is a party or an obligor with respect thereto.
(b)    Each Material Contract is a valid and binding obligation of the Company or the Company Subsidiary party thereto. Each Material Contract is enforceable against the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Company Subsidiary is in material breach of, or material default under, any Material Contract and, to the Knowledge of the Company, no such other party is in material breach of, or material default under, any Material Contract. As of the date hereof, the Company has not given or received any written notice of the intention of any Person to repudiate or terminate any Material Contract. The Company has delivered or made available to the Buyers a correct and complete copy of all Material Contracts.
Section 3.09    Title to Assets; Real Property; Tangible Personal Property.
(a)    The applicable Company Subsidiary has (x) good, marketable, insurable, indefeasible and valid fee title to the Owned Real Property and (y) a valid and enforceable leasehold interest in each Leased Real Property pursuant to a Lease. All such Company Real Property is free and clear of Encumbrances except for Permitted Encumbrances.
(b)    Section 3.09(b) of the Seller Disclosure Letter lists the street address and the Company Subsidiary that is the owner of record of each parcel of Owned Real Property. The applicable Company Subsidiary has fee simple title to each Owned Real Property, and to all Improvements thereon, subject only to the Permitted Encumbrances.
(c)    Section 3.09(c) of the Seller Disclosure Letter lists the street address and the lessee of each parcel of Leased Real Property, and a list, as of the date of this Agreement, of all leases, subleases and other occupancy agreements with respect to such Leased Real Property, including any extensions, renewals, replacements, amendments or modifications thereof, including the identification of the lessee and lessor thereunder. The applicable Company Subsidiary has a valid and enforceable leasehold interest in all of the Leased Real Property, subject only to the Permitted Encumbrances. Except as set forth on Section 3.04 of the Seller Disclosure Letter, the consummation of the Transactions will not require the consent of any party to any Lease and will not terminate or allow any party to terminate any Lease. Each Real Estate Lease is in full force and effect and true and complete copies of each Real Estate Lease have been made available to the Buyers; the Real Estate Leases have not been modified, supplemented or otherwise amended other than as set forth on Section 3.09(c) of the Seller Disclosure Letter; neither the Company nor any Company Subsidiary has given to any landlord, nor received from any landlord, any written notice of material default that remains uncured under any of the Real Estate Leases and, to the Company’s Knowledge, no such default exists; and neither the Company nor any Company Subsidiary has received any written notice from the landlord under any Real Estate Lease that such party intends to cancel or terminate any such Real Estate Lease.
(d)    (i) Section 3.09(d) of the Seller Disclosure Letter lists all of the existing Tenant Leases, true and complete copies of which have been made available to the Buyers, and, as of the date hereof, all of such Tenant Leases are in full force and effect; (ii) there are no leases, licenses or other occupancy agreements in respect of the Company Real Property other than as set forth on Section 3.09(d) of the Seller Disclosure Letter; (iii) the Tenant Leases have not been modified, supplemented or otherwise amended other than as set forth on Section 3.09(d) of the Seller Disclosure Letter; (iv) there are no unpaid monetary obligations owed to any tenant or tenant improvement allowances in connection with the current term of the Tenant Leases entered into prior to the date hereof other than as set forth on Section 3.09(d) of the Seller Disclosure Letter; (v) neither the Company nor any Company Subsidiary has given to any tenant, nor received from any tenant, any written notice of material default that remains uncured under any of the Tenant Leases or any assertion in writing of any offset, counterclaim or deduction to the payment of rent that remains outstanding other than as set forth on Section 3.09(d) of the Seller Disclosure Letter and, to the Company’s Knowledge, no such default, or right of offset, counterclaim or deduction exists; and (vi) neither the Company nor any Company Subsidiary has received any written notice from the tenant under any Tenant Lease that such party intends to cancel or terminate any such Tenant Lease.

(e)    Neither the Seller nor the Company nor the Company Subsidiaries has granted any options to any Person to purchase, lease or otherwise acquire (including any right of first offer or right of first refusal of) any interest in the Owned Real Property or Leased Real Property.
(f)    Neither the Seller nor the Company has received written notice from any Governmental Authority that there are pending Condemnation, eminent domain, or similar proceedings or actions nor, to the Company’s Knowledge, is any Condemnation, eminent domain or similar proceeding or action threatened by a Governmental Authority with regard to the Company Real Property or that would materially impair the current use, occupancy or operation of any Company Real Property.
(g)    To the Company’s Knowledge, all Improvements are in a condition sufficient for the operation of the business of the Company and the Company Subsidiaries. Other than as set forth in Section 3.09(g) of the Seller Disclosure Letter, to the Company’s Knowledge there are no structural deficiencies or latent defects affecting any of the Improvements and, to the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation and business of the Company and the Company Subsidiaries.
(h)    To the Company’s Knowledge, there is no violation, in any material respect, of any applicable zoning or other Law relating to or affecting any Company Real Property.
(i)    Neither the Seller nor the Company nor the Company Subsidiaries has received any written notice of default under any covenant, easement, restriction or other recorded agreement affecting or encumbering any Company Real Property or any portion thereof that remains outstanding and uncured.
(j)    Neither the Seller nor the Company nor the Company Subsidiaries has received any written notice from any insurer of any Company Real Property requiring any material work to be performed as a condition to the renewal of any insurance policy which has not heretofore been complied with.
(k)    Except as set forth in Section 3.09(k) of the Seller Disclosure Letter, the Company and the Company Subsidiaries do not own, lease or occupy any real property other than the Company Real Property. No real property or portion thereof or interest therein, other than the Company Real Property and any interest appurtenant to the Company Real Property, is necessary for the continued use or operation of the business of the Seller, the Company and the Company Subsidiaries immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.
(l)    There is no material demolition, renovation, construction or other development-related activity ongoing at the Company Real Property.

(m)    The applicable Company Subsidiary has good and valid title to, or a valid leasehold interest in, all of its tangible personal property and (other than Company Real Property) other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such assets and properties are free and clear of all Encumbrances, except for Permitted Encumbrances. To the Company’s Knowledge, all such property is adequate for the uses to which it is being put, and is adequate for the continued conduct of the business of the Company and the Company Subsidiaries as currently conducted, in all material respects, and is, in all material respects, in good operating condition and repair (normal wear and tear excepted).
(n)    The Company and the Company Subsidiaries, as applicable, are in compliance in all material respects with, and have received no notice of default from any Person, including the City of Detroit, under or in connection with, the following:
(i)    the Development Agreement;
(ii)    the Façade Rights Easement Agreement;
(iii)    the People Mover Easement;
(iv)    the Alley REA; and
(v)    the Lafayette Easement.
The Company and the Company Subsidiaries, as applicable, have received no notice of default from any Person, including the City of Detroit, under or in connection with, the Resolutions.
(o)    To the Company’s Knowledge, the Development Agreement is in full force and effect and the Company has received no notice from any Person, including the City of Detroit, to the contrary. To the Company’s Knowledge, the Casino Complex (as defined in the Development Agreement) has been constructed in compliance with, and currently satisfies, in all material respects, the requirements set forth in Section 2.2 of the Development Agreement and the Company has received no notice from any Person, including the City of Detroit, to the contrary. To the Company’s Knowledge, Greektown is in compliance, in all material respects, with all of the requirements set forth in Section 3.5 of the Development Agreement and the Company has received no notice from any Person, including the City of Detroit, to the contrary.
Section 3.10    Intellectual Property.
(a)    Section 3.10(a) of the Seller Disclosure Letter lists all issued patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and internet domain name registrations owned by the Company or a Company Subsidiary (the “Registered Intellectual Property”). All applications for the Registered Intellectual Property are pending in good standing and, to the Company’s Knowledge, all registrations for the Registered Intellectual Property are valid and enforceable. There are no overdue filings or unpaid filing, maintenance or renewal fees currently overdue with respect to any Registered Intellectual Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to be material to the Company.
(b)    The Company or a Company Subsidiary owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted (the “Company Intellectual Property”) free and clear of all Encumbrances (other than Permitted Encumbrances and licenses of Intellectual Property in the ordinary course of business consistent with past practice). Assuming the consents with respect to any material IP License Agreement set forth in Section 3.04(a)(iii) of the Seller Disclosure Letter have been obtained prior to Closing, the consummation of the Transactions will not result in the loss by the Company of its interest in any material IP License Agreement.
(c)    To the Company’s Knowledge, the Company Intellectual Property as currently licensed or used by the Company, and the Company’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property in any material respect.
(d)    There is no Action pending or, to the Company’s Knowledge, threatened in writing since January 1, 2015 in which the ownership, validity or enforceability of any of the material Owned Intellectual Property is being contested or challenged or in which the Company’s conduct of its business as currently conducted is alleged to infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect.
(e)    The Company has taken commercially reasonable steps to protect and preserve the confidentiality and ownership of the Owned Intellectual Property. Each employee, consultant and independent contractor who has conceived or developed any material Owned Intellectual Property has, either by operation of law or written agreement, and assigned to the Company the sole and exclusive ownership of such Intellectual Property. No Person has retained any rights, licenses, claims or interests in or to any such Intellectual Property.
(f)    To the Company’s Knowledge, there has been no unauthorized access to, or disclosure or misappropriation of, any trade secrets or confidential data maintained by the Company, including personal data of any individual. The Company has complied, in all material respects, with all applicable Laws relating to data protection and privacy, its privacy policies, and maintains policies and procedures regarding data security and privacy consistent with industry standards and applicable Law. Since January 1, 2015, no Person has made any claim or commenced any Action with respect to loss, damage or unauthorized access, use, modification, or breach of security of personal data of any Person maintained by or, to the Company’s Knowledge, on behalf of the Company. Following receipt of the consents set forth in Section 3.04 of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement, and the consummation of the Transactions (including the receipt and taking over by the OpCo Buyer of all of the Company’s databases and other information and data concerning individuals held by or on behalf of the Company), will not cause, constitute or result in a breach or violation of applicable privacy policies or Law.
Section 3.11    Insurance.
(a)    Section 3.11 of the Seller Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all insurance policies maintained by the Seller, the Company or any Company Subsidiary or with respect to which the Seller, the Company or any Company Subsidiary is a named insured or otherwise the beneficiary of coverage (including all existing Title Policies) (collectively, the “Insurance Policies”).
(b)    All premiums due on the Insurance Policies have been paid. No written notice of cancellation or termination or revocation or other written notice that any such Insurance Policy is no longer in full force or effect as of the date of this Agreement has been received by the Seller, the Company or any Company Subsidiary.
(c)    There are no open material claims that have been denied by any of the Seller’s, the Company’s or any Company Subsidiary’s insurance providers or for which any such insurance provider has issued a reservation of rights letter.
Section 3.12    Legal Proceedings; Governmental Orders.
(a)    There are no material Actions pending or, to the Knowledge of the Company, threatened (whether in writing or orally) against or by the Seller, the Company or any Company Subsidiary or any of the Seller’s, the Company’s or any Company Subsidiary’s managers, officers, employees or Affiliates in their capacities as such or otherwise affecting the Company Real Property, or any of the Seller’s, the Company’s or any Company Subsidiary’s properties, assets or membership interests. To the Knowledge of the Company, there are no facts or circumstances existing which would reasonably be expected to constitute a valid basis for any such material Action. There are no Actions pending or, to the Knowledge of the Company, threatened (whether in writing or orally) against or by the Seller or any Affiliate of the Seller that challenge or seek to prevent, enjoin or otherwise delay the Transactions.
(b)    There are no material outstanding Governmental Orders (other than performed Governmental Orders) and no unsatisfied judgments, penalties or awards against or affecting the Company or any Company Subsidiary or any of their respective properties, assets or membership interests.
Section 3.13    Compliance With Laws; Permits.
(a)    The Seller, the Company and each Company Subsidiary is and has been in compliance in all material respects with all Laws applicable to it.
(b)    Section 3.13 of the Seller Disclosure Letter sets forth a true and complete list of all Permits necessary for the Company and each Company Subsidiary to own, lease and operate its properties and to carry on its business in all material respects as currently conducted or which are required in connection with each Company Subsidiary’s ownership or leasing of its Owned Real Property or Leased Real Property, as applicable. All Permits set forth in Section 3.13 of the Seller Disclosure Letter have been obtained by the Company and are valid and in full force and effect (which includes, for the avoidance of doubt, all Permits under Gaming Laws). To the Knowledge of the Company, the Company is in material compliance with the terms of the Permits set forth on Section 3.13 of the Seller Disclosure Letter. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.13 of the Seller Disclosure Letter.
(c)    Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice or other written communication from any Governmental Authority or other Person (x) asserting any material violation of, or failure to comply in any material respect with, any requirement of any Law applicable to the Company or any Company Subsidiary or Permit that is material to the operation of the business of the Company and the Company Subsidiaries, (y) advising that it is being investigated with respect to any allegation that it has violated in any material respect, or failed to comply in any material respect with, any Law applicable to the Company or any Company Subsidiary or Permit that is material to the operation of the business of the Company and the Company Subsidiaries taken as a whole or (z) notifying the Company or any Company Subsidiary of the suspension, denial, non-renewal, revocation or withdrawal of any Permit that is material to the operation of the business of the Company and the Company Subsidiaries taken as a whole.
(d)    To the Company’s Knowledge, and with respect to the Company, the Company Subsidiaries and the Seller only and not with respect to either Buyer, there is no fact, which if known to the Gaming Authorities, will or would reasonably be expected to result in (i) the failure to obtain any Closing Governmental Approval, or (ii) the failure to maintain in good standing any Permit (including any finding of suitability, registration or approval) of the Company, any Company Subsidiary or the Seller.
(e)    Neither the Company nor any Company Subsidiary has, nor to the Knowledge of the Company have any of their respective Representatives, in any manner related to the Company or any Company Subsidiary, (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or was expected to be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for the purpose of facilitating any of the matters set forth in clause (i) above.
(f)    The Company has in place, and at all times has had in place, a written anti-money laundering program, a written customer identification program, and a responsible gaming program, in each case in compliance in all material respects with applicable Law, and has complied in all material respects with the terms of such programs.

(g)    None of the representations and warranties contained in this Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.16) or tax matters (which are governed by Section 3.17).
Section 3.14    Environmental Matters.
(a)    The Seller, the Company and each Company Subsidiary is in compliance in all material respects with all Environmental Laws. Neither the Seller, the Company nor any Company Subsidiary has received from any Person any Environmental Notice or written Environmental Claim, which remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date nor, to the Company’s Knowledge, has any Environmental Notice or Environmental Claim been threatened against the Company, Seller or any Company Subsidiary.
(b)    The Seller, the Company and each Company Subsidiary has obtained and is in compliance in all material respects with all Environmental Permits that are necessary for the ownership, lease, operation or use of the business or assets of the Seller, the Company or such Company Subsidiary as currently owned, leased, operated or used, if any.
(c)    Neither the Seller, the Company nor any Company Subsidiary has received an Environmental Notice that any Company Real Property (including soils, groundwater, surface water, buildings and other structure located on any such real property) or any other property has been contaminated with any Hazardous Material or solid waste which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Seller, the Company or any Company Subsidiary.
(d)    There has been no Release of any Hazardous Material at, on or from any Company Real Property or, to the Company’s Knowledge, any other property which would reasonably be expected to result in a material Environmental Claim against the Seller, the Company or any Company Subsidiary or require the Seller, the Company or any Company Subsidiary to perform any material remedial action pursuant to any Environmental Law, in either case, with respect to the Company Real Property.
(e)    The Company has previously made available to the Buyers copies of all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Seller, the Company any Company Subsidiary or any Company Real Property that are in the possession or control of the Seller, the Company or any Company Subsidiary.
Section 3.15    Employee Benefit Matters.
(a)    Section 3.15(a) of the Seller Disclosure Letter contains a complete list of each material Benefit Plan. As used herein, the term “Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), as well as each other benefit, retirement, employment, consulting, compensation, incentive, bonus, stock or other equity, equity-linked, option, incentive compensation, restricted stock, stock appreciation right or similar right, phantom equity, profits interests, change in control, retention, severance, vacation, paid time off, welfare, medical, dental, vision, flexible benefit, cafeteria, dependent care, and fringe-benefit agreement, plan, policy, arrangement and program, other than a “multiemployer plan” as defined in Section 3(37) of ERISA, whether or not reduced to writing, that is adopted, maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary is a party, participates in, or has or could reasonably be expected to have any Liability with respect thereto.
(b)    True and complete copies of each of the following documents have been made available to the Buyers: (i) all Benefit Plan documents, together with all amendments thereto, including with respect to any Benefit Plan that is not in writing, a written description of the material terms thereof and (ii) with respect to each Benefit Plan, to the extent applicable: (A) any related trust agreement, or insurance contract or documents relating to other funding arrangements, (B) any related administrative service agreement, (C) for the most recently ended two plan years, all Internal Revenue Service Form 5500s (including all schedules and financial statements attached thereto), (D) all current summary plan descriptions and subsequent summaries of material modifications, (E) a current Internal Revenue Service determination or opinion letter, and (F) the most recent financial and actuarial valuation reports.
(c)    Each Benefit Plan and related trust complies and has been in compliance, in all material respects, with all requirements of applicable Laws and has been administered in all material respects in accordance with its terms and with all applicable Laws (including ERISA, the Code, the Healthcare Reform Laws and applicable local Laws), and no notice has been issued by any Governmental Authority questioning or challenging such compliance. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, all amendments to any such Qualified Benefit Plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable Internal Revenue Service determination letter or opinion letter, and to the Company’s Knowledge no fact or event has occurred that could affect adversely the qualified status of any such Qualified Benefit Plan or the exempt status of any such trust.
(d)    All benefits, contributions and premiums required by and due under the terms of each Benefit Plan, the terms of any collective bargaining agreements or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of any collective bargaining agreements, and the terms of all applicable Laws.

(e)    Neither the Company, any Company Subsidiary, nor any of their respective ERISA Affiliates contributes to, has contributed to, has ever had an obligation to contribute to, or has or could reasonably be expected to have any Liability with respect to: (i) a plan subject to Title IV of ERISA, the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code); or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of the assets of any Benefit Plan are invested in employer securities or employer real property.
(f)    Other than as required under Section 4980B of the Code or other similar applicable Law, neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates has any Liability for providing benefits or coverage in the nature of health, life, death or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(g)    There is no pending or, to Company’s Knowledge, threatened action or claim relating to a Benefit Plan or the assets thereof (other than routine claims for benefits in the ordinary course of business).
(h)    No Company Plan is maintained outside of, or for the benefit of any Person located outside of, the United States.
(i)    Neither the Company nor any Company Subsidiary has any liability (contingent or otherwise) under the Jack Entertainment LLC Long Term Incentive Plan, whether or not pursuant to the LTIP Side Letter, and neither the Company nor any Company Subsidiary is expected to have or incur any such liability following the Closing.
(j)    Neither the entry into this Agreement nor the consummation of the Transactions (either alone or in combination with any other event, condition or circumstance not undertaken at the OpCo Buyer’s written direction) will: (i) result in the payment or provision to any current or former employee, manager, director or consultant of the Company or any Company Subsidiary of any money, benefits or other property in the nature of compensation; (ii) accelerate the vesting or payment timing of, or provide any additional, compensatory rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee, manager, director or consultant of the Company or any Company Subsidiary; or (iii) limit or restrict the ability of the OpCo Buyer, its Affiliates, the Company or any Company Subsidiary to merge, amend or terminate any Benefit Plan.
(k)    No payments or benefits payable, as a result of or in connection with this Agreement or the consummation of the Transactions (whether alone or in combination with any other event, condition or circumstance, including any subsequent termination of employment or service), to any Person will be either subject to an excise Tax or non-deductible under Section 4999 or 280G, respectively, of the Code.

(l)    With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, (i) the terms of such arrangement have at all relevant times been in compliance with, and (ii) such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code and all applicable guidance thereunder.
(m)    No Benefit Plan or other Contract to which the Company or any Company Subsidiary is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.
Section 3.16    Employment Matters.
(a)    Section 3.16(a) of the Seller Disclosure Letter contains a complete list of each collective bargaining or other material written agreement with a labor organization (excluding grievance settlement agreements that do not create substantive rights for employees generally) (i) representing any employee of the Company or any Company Subsidiary, (ii) to which the Company or any Company Subsidiary is a party, or (iii) by which the Company or any Company Subsidiary is bound. No union organizational campaign is pending or, to the Company’s Knowledge, threatened with respect to any employee of the Company or any Company Subsidiary, and, since December 31, 2015, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representative or other representative body to organize any employees of the Company or any Company Subsidiary. Since December 31, 2015, there has not been, nor, to Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute against the Company or any Company Subsidiary.
(b)    The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including Laws pertaining to terms and conditions of employment, collective bargaining, worker classification, wages, immigration, data privacy, hours of work, withholding, discrimination, immigration and occupational safety and health. There are no material Actions against the Company pending, or, to the Company’s Knowledge, threatened (whether in writing or orally) to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or service of any current or former employee or independent contractor of the Company or any Company Subsidiary, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, payment of overtime, equal pay or any other employment related matter arising under applicable Laws. All service providers of the Company and each Company Subsidiary are and have been correctly classified as employees, independent contractors or otherwise for all purposes.
(c)    The Company and each Company Subsidiary is in compliance in all material respects with applicable employee licensing requirements. To the Company’s Knowledge, each employee of the Company or any Company Subsidiary who is required to have a gaming or other license or approval under any Gaming Law or other applicable Law maintains such license or approval in current and valid form. To the Company’s Knowledge, each consultant, contractor or other non-employee service provider of the Company or any Company Subsidiary who is required to have a gaming or other license or approval under any Gaming Law or other applicable Law maintains such license or approval in current and valid form.
(d)    Neither the Company nor any Company Subsidiary has taken any action that has constituted or could be reasonably expected to constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act, or any similar Law, or has triggered or could otherwise be reasonably expected to trigger any notice requirement or Liability under any state or local plant closing or mass layoff Law, and no such actions are contemplated prior to the Closing Date.
(e)    Neither the Company nor any Company Subsidiary is a party to or bound by any consent decree or conciliation agreement with any Governmental Authority.
Section 3.17    Taxes.
(a)    The Company is, and since its formation has been, properly treated as an entity disregarded as separate from its sole owner, the Seller, for U.S. federal and applicable state and local income tax purposes.
(b)    Each Company Subsidiary is, and since its formation has been, properly treated as a disregarded entity for U.S. federal and applicable state and local income tax purposes.
(c)    The Company and each Company Subsidiary has timely filed all material Tax Returns required to be filed by it. Such Tax Returns are true, complete and correct in all material respects. All material amounts of Taxes due and owing by the Company and each Company Subsidiary have been timely paid.
(d)    There are no ongoing audits, actions, suits, claims, investigations or other legal proceedings by any taxing authority (each a “Tax Action”) against any of the Company or any Company Subsidiary, and no such Tax Action is pending or threatened in writing. Neither the Company nor any Company Subsidiary (i) has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency, (ii) has executed or entered into a closing agreement or any other binding written agreement with any taxing authority, (iii) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) other than any agreement or arrangement the primary purpose of which does not relate to Taxes or (iv) has any Liability for Taxes of any other Person as a transferee or successor under applicable Law.
(e)    All material amounts of Taxes which the Company and each Company Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party have been so withheld, and such withheld amounts have been timely paid over the appropriate taxing authority.

(f)    There are no Encumbrances on the assets of the Company or any Company Subsidiary relating or attributable to any material amount of Taxes, except for Permitted Encumbrances. No written claim has been made by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
Section 3.18    Brokers. Except for Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, whose fees and expenses shall be paid by or on behalf of the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller, the Company or any Company Subsidiary.
Section 3.19    Related-Party Transactions. No Related Party of the Company or any Company Subsidiary (a) is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or (b) has any ownership interest in any property leased or otherwise used by the Company or any Company Subsidiary.
Section 3.20    Company Knowledge Parties. The persons set forth in the definition of “Knowledge of the Company” or “Company’s Knowledge” in Section 1.01 are the persons most likely to, in the ordinary course of their employment, have information concerning the subject matter of the representations and warranties contained in this Article III.
Section 3.21    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Seller Disclosure Letter), the Seller has not made and does not make, and no other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Company, any Company Subsidiary or any other Person, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or any Company Subsidiary furnished or made available to the Buyers and their respective Representatives (including the Confidential Information Memorandum with respect to the Company dated March 2018, and any information, documents or material made available to the Buyers, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Company or any Company Subsidiary, or any representation or warranty arising from statute or otherwise in law. Except as set forth expressly in this Article III, the condition of the assets of the Company and the Company Subsidiaries shall be “as is” and “where is” and “with all faults.” Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 3.21 shall limit any rights or remedies of the Buyers in the case of the Seller’s Fraud.
Article IV
REPRESENTATIONS AND WARRANTIES OF THE OPCO BUYER
The OpCo Buyer represents and warrants to the Seller as follows:
Section 4.01    Organization and Authority of the OpCo Buyer. The OpCo Buyer is a limited liability company duly organized, validly existing and in good standing under the

Laws of the State of Delaware. The OpCo Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the OpCo Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by the OpCo Buyer of its obligations hereunder and thereunder and the consummation by the OpCo Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the OpCo Buyer and no further entity action by the OpCo Buyer or any of its managers, members, stockholders or Affiliates, as applicable, is required. This Agreement has been (and when executed and delivered, the Ancillary Agreements to which it is a party will be) duly executed and delivered by the OpCo Buyer, and (assuming due authorization, execution and delivery by the PropCo Buyer and the Seller or any other parties thereto in the case of the Ancillary Agreements) this Agreement constitutes (and when executed and delivered, the Ancillary Agreements to which it is a party will constitute) a legal, valid and binding obligation of the OpCo Buyer, enforceable against the OpCo Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.02    Non-Contravention; Consents.
(a)    The execution, delivery and performance by the OpCo Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of any provision of the organizational documents of the OpCo Buyer; (ii) subject to the filings and other matters referred to in Section 4.02(b), result in a violation or breach of any provision of any Law or Governmental Order applicable to the OpCo Buyer; or (iii) require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which the OpCo Buyer is a party, except, in the case of clause (iii), where the failure to obtain such consents, notices or other action or such conflicts, violations, breaches, defaults, accelerations, cancellations would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the OpCo Buyer to consummate the Membership Interests Purchase.
(b)    Other than (i) the Closing Governmental Approvals; (ii) any filings required to be made under the HSR Act; (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws; and (iv) such filings as necessary to comply with the applicable requirements of The Nasdaq Stock Market, neither the OpCo Buyer nor any of its Subsidiaries is required to file, seek or obtain any consent, approval, Permit, or Governmental Order of or with any Governmental Authority in connection with the execution, delivery or performance by the OpCo Buyer of this Agreement, or any of the Ancillary Agreements to which it is a party, or the consummation of the Transactions or thereby, except such consents, approvals, Permits or Governmental Orders which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the OpCo Buyer to consummate the Membership Interests Purchase.

Section 4.03    Investment Purpose. The OpCo Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a present view to, or for offer or sale in connection with, any distribution thereof. The OpCo Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The OpCo Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the OpCo Buyer.
Section 4.05    Sufficiency of Funds. As of the Closing, the OpCo Buyer will have all funds necessary to pay the Membership Interests Purchase Price (and any adjustments thereto in accordance with Section 2.06) and all other necessary fees, expenses and other amounts payable by the OpCo Buyer in connection with the consummation of the Transactions. The OpCo Buyer acknowledges and agrees that its obligations under this Agreement and any Ancillary Agreements, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind.
Section 4.06    Legal Proceedings. There are no Actions pending or, to the OpCo Buyer’s Knowledge, threatened (whether in writing or orally) against or by the OpCo Buyer or any Affiliate of the OpCo Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions nor is there any Governmental Order outstanding against the OpCo Buyer or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Outside Date the ability of the OpCo Buyer to consummate the Membership Interests Purchase.
Section 4.07    Independent Investigation. The OpCo Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The OpCo Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, the OpCo Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Letter); (b) none of the Company, any Company Subsidiary, the Seller or any other Person has made any representation or warranty as to the Company, any Company Subsidiary, the Seller or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Letter) and any certificates, agreements or other documents required pursuant to this Agreement or the Real Estate Purchase Agreement to be delivered at the Closing; and (c) the OpCo Buyer is not relying upon any advice from the Seller and neither the Seller nor any of its Affiliates is acting as a financial advisor, agent, underwriter or broker to the OpCo Buyer or any of the OpCo Buyer’s Affiliates or otherwise on behalf of the OpCo Buyer or any of the OpCo Buyer’s Affiliates in connection with the Transactions and the agreements entered into in connection herewith. Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 4.07 shall limit any rights or remedies of the Buyers in the case of the Seller’s Fraud.
Section 4.08    OpCo Buyer Compliance with Gaming Laws.
(a)    The OpCo Buyer and each OpCo Buyer Licensing Affiliate which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (the “OpCo Buyer Licensed Parties”) and, to the OpCo Buyer’s Knowledge, each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who will be required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “OpCo Buyer Related Parties”), hold all material licenses, permits, findings of suitability and other authorizations necessary to comply with applicable Gaming Laws in the jurisdictions in which the OpCo Buyer Licensed Parties currently operate (the “OpCo Buyer Related Party Permits”) and are in material compliance with the terms of the OpCo Buyer Related Party Permits.
(b)    During the past three (3) years, none of the OpCo Buyer, any OpCo Buyer Licensed Party or, to the OpCo Buyer’s Knowledge, any other OpCo Buyer Related Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except where such negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the OpCo Buyer to consummate the Membership Interests Purchase. None of the OpCo Buyer, any OpCo Buyer Licensed Party or, to the OpCo Buyer’s Knowledge, any other OpCo Buyer Related Party has received notice of any proceeding or review by any Governmental Authority under any Gaming Law with respect to the OpCo Buyer, any OpCo Buyer Licensed Party or, to the OpCo Buyer’s Knowledge, any other OpCo Buyer Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions. To the Knowledge of the OpCo Buyer, with respect to the OpCo Buyer and the OpCo Buyer Related Parties only and not with respect to the Company, any Company Subsidiary or the Seller, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the OpCo Buyer to consummate the Membership Interests Purchase. Neither the OpCo Buyer nor any OpCo Buyer Related Party has suffered a suspension or revocation of any license held under the gaming laws necessary to conduct the business and operations of the OpCo Buyer Licensed Parties in each of the jurisdictions in which the OpCo Buyer Licensed Parties own or operate gaming facilities.
Article V
REPRESENTATIONS AND WARRANTIES OF THE PROPCO BUYER
The PropCo Buyer represents and warrants to the Seller as follows:
Section 5.01    Organization and Authority of the PropCo Buyer. The PropCo Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The PropCo Buyer has all necessary corporate power and authority to enter into this Agreement and the Real Estate Purchase Agreement, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the PropCo Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by the PropCo Buyer of its obligations hereunder and thereunder and the consummation by the PropCo Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of the PropCo Buyer and no further action by the PropCo Buyer or any of its managers, members, stockholders or Affiliates of the PropCo Buyer, as applicable, is required. This Agreement has been (and when executed and delivered, the Ancillary Agreements to which it is a party will be) duly executed and delivered by the PropCo Buyer, and (assuming due authorization, execution and delivery by the OpCo Buyer and the Seller or any other parties thereto in the case of the Ancillary Agreements) this Agreement constitutes (and when executed and delivered, the Ancillary Agreements to which it is a party will constitute) a legal, valid and binding obligation of the PropCo Buyer, enforceable against the PropCo Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.02    Non-Contravention; Consents.
(a)    The execution, delivery and performance by the PropCo Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of any provision of the organizational documents of the PropCo Buyer; (ii) subject to the filings and other matters referred to in Section 5.02(b), result in a violation or breach of any provision of any Law or Governmental Order applicable to the PropCo Buyer; or (iii) require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which the PropCo Buyer is a party, except, in the case of clause (iii), where the failure to obtain such consents, notices or other action or such conflicts, violations, breaches, defaults, accelerations, cancellations would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the PropCo Buyer to consummate the Real Estate Purchase.
(b)    Other than (i) the Closing Governmental Approvals; (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws; (iii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange; and (iv) such consents, approvals, Permits, Governmental Orders, declarations, filings, notices or submissions (other than a filing under the HSR Act) which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the PropCo Buyer to consummate the Real Estate Purchase, neither the PropCo Buyer nor any of its Subsidiaries is required to file, seek or obtain any consent, approval, Permit, Governmental Order of or with any Governmental Authority in connection with the execution, delivery or performance by the PropCo Buyer of this Agreement, or any of the Ancillary Agreements to which it is a party, or the consummation of the Transactions or thereby.
Section 5.03    Brokers. Except for Goldman Sachs & Co. LLC, whose fees and expenses shall be paid by the PropCo Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the PropCo Buyer.
Section 5.04    Sufficiency of Funds. As of the Closing, the PropCo Buyer will have all funds necessary to pay the Real Estate Purchase Price and all other necessary fees, expenses and other amounts payable by the PropCo Buyer in connection with the consummation of the Transactions. The PropCo Buyer acknowledges and agrees that its obligations under this Agreement and any Ancillary Agreements, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind.
Section 5.05    Legal Proceedings. There are no Actions pending or, to the PropCo Buyer’s Knowledge, threatened (whether in writing or orally) against or by the PropCo Buyer or any Affiliate of the PropCo Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions nor is there any Governmental Order outstanding against the PropCo Buyer or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, prevent or delay beyond the Outside Date the ability of the PropCo Buyer to consummate the Real Estate Purchase.
Section 5.06    Independent Investigation. The PropCo Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The PropCo Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, the PropCo Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Letter); (b) none of the Company, the Seller or any other Person has made any representation or warranty as to the Company, the Seller or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Letter) and any certificates, agreements or other documents required pursuant to this Agreement or the Real Estate Purchase Agreement to be delivered at the Closing; and (c) the PropCo Buyer is not relying upon any advice from the Seller and neither the Seller nor any of its Affiliates is acting as a financial advisor, agent, underwriter or broker to the PropCo Buyer or any of the PropCo Buyer’s Affiliates or otherwise on behalf of the PropCo Buyer or any of the PropCo Buyer’s Affiliates in connection with the Transactions and the agreements entered into in connection herewith. Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 5.06 shall limit any rights or remedies of the Buyers in the case of the Seller’s Fraud.
Section 5.07    PropCo Buyer Compliance with Gaming Laws.
(a)    The PropCo Buyer and each PropCo Buyer Licensing Affiliate which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (the “PropCo Buyer Licensed Parties”) and, to the PropCo Buyer’s Knowledge, each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who will be required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “PropCo Buyer Related Parties”), hold all material licenses, permits, findings of suitability and other authorizations necessary to comply with applicable Gaming Laws in the jurisdictions in which the PropCo Buyer Licensed Parties currently own and lease real estate to a casino operator (the “PropCo Buyer Related Party Permits”) and are in material compliance with the terms of the PropCo Buyer Related Party Permits.
(b)    Since October 6, 2017, none of the PropCo Buyer, the PropCo Buyer Licensed Parties or, to the PropCo Buyer’s Knowledge, any of the other PropCo Buyer Related Parties, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in fines or penalties of $250,000 or more, in the aggregate. None of the PropCo Buyer, any PropCo Buyer Licensed Party or, to the PropCo Buyer’s Knowledge, any other PropCo Buyer Related Party has received notice of any proceeding or review by any Governmental Authority under any Gaming Law with respect to the PropCo Buyer or, to the PropCo Buyer’s Knowledge, any PropCo Buyer Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions. To the Knowledge of the PropCo Buyer, with respect to the PropCo Buyer and the PropCo Buyer Related Parties only and not with respect to the Company, any Company Subsidiary or the Seller, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the PropCo Buyer to consummate the Real Estate Purchase. Since October 6, 2017, neither the PropCo Buyer nor any PropCo Buyer Related Party has suffered a suspension or revocation of any license held under the Gaming Laws necessary to conduct the business and operations of the PropCo Buyer Licensed Parties in each of the jurisdictions in which the PropCo Buyer Licensed Parties own gaming facilities.
Article VI
COVENANTS
Section 6.01    Conduct of the Business of the Company Prior to the Closing.
(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as otherwise expressly provided in this Agreement or the Real Estate Purchase Agreement, required by Law, as specifically set forth in Section 6.01 of the Seller Disclosure Letter or as consented to in writing by the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and the Seller shall cause the Company and the Company Subsidiaries, to: (i) conduct the business of the Company and the Company Subsidiaries in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact their business organizations, properties and other assets, advantageous business relationships, the effectiveness of the Permits set forth on Section 3.13 of the Seller Disclosure Letter and to keep available the services of their key employees and (iii) use its commercially reasonable efforts to maintain the casino license under which the business of the Company and the Company Subsidiaries currently operates in good standing and to comply with applicable Gaming Law and the obligations of the Company or any Company Subsidiary under the Development Agreement. Notwithstanding the foregoing provisions of this Section 6.01(a), (i) the Seller will not be required to take any action prohibited by Section 6.01(b) in order to satisfy the Company’s or the Seller’s obligations under this Section 6.01(a) and (ii) neither the Company nor the Seller shall be deemed to have failed to satisfy its obligations under this Section 6.01(a) to the extent such failure resulted, directly or indirectly, from the Company’s or the Seller’s failure to take any action prohibited by Section 6.01(b).
(b)    Without limiting the generality of Section 6.01(a), from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as otherwise expressly provided in this Agreement, required by Law, as specifically set forth in Section 6.01 of the Seller Disclosure Letter or as consented to in writing by the Buyers (provided, that the Buyers agree to promptly respond to any request for consent under this Section 6.01(b) (which consent, other than as set forth in the Real Estate Purchase Agreement with respect to PropCo Buyer, shall not be unreasonably withheld, conditioned or delayed)), the Seller, in respect of the Company or any Company Subsidiary, shall not, and shall cause the Company and each Company Subsidiary not to:
(i)    amend or otherwise change the certificate of formation, operating agreement or equivalent organizational documents of the Company or any Company Subsidiary;

(ii)    issue, sell, pledge, transfer, assign, license, abandon, dispose of or otherwise subject to any Encumbrance (x) any membership interest or other equity interest of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such membership interests or any other equity or ownership interest or equity-equivalent interest in the Company or any Company Subsidiary; or (y) any material properties or assets of the Company or any Company Subsidiary, other than, in the case of tangible personal property, sales or transfers of inventory in the ordinary course of business consistent with past practice or sales, transfers or disposals of inventory or equipment that is being retired or replaced in the ordinary course of business consistent with past practice, or transfers, assignments, licenses, abandonments or other disposals of Intellectual Property in the ordinary course of business consistent with past practice;
(iii)    declare, set aside, make or pay any dividend or other distribution (whether in cash, securities, or other property) on or with respect to any membership interests or other equity or ownership interest of the Company or any Company Subsidiary, except to the extent such cash dividend or distribution (x) would not result in the Company and the Company Subsidiaries having less than the minimum Cage Cash balance required under applicable Gaming Laws and (y) would not be reasonably likely to adversely impact any applicable Gaming Authority’s determination of the suitability of the Company or any of its Subsidiaries or Affiliates for any license, permit, findings of suitability or other authorization;
(iv)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of membership interests or other equity or ownership interest, or make any other change with respect to the equity structure of the Company or any Company Subsidiary;
(v)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets (but excluding any (1) equipment or inventory acquired in the ordinary course of business or (2) real property which such acquisition of real property shall be subject to the Real Estate Purchase Agreement), or enter into any joint venture, strategic alliance, exclusive dealing or noncompetition contract or arrangement;
(vi)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, or otherwise alter the Company’s or any Company Subsidiary’s equity structure;
(vii)    incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except (x) in the ordinary course of business consistent with past practice and (y) that will be repaid at or before the Closing;
(viii)    accelerate, amend in any material respect, waive, modify in any material respect or consent to the termination of any Material Contract, or accelerate, amend in any material respect, waive, modify in any material respect or consent to the termination of the Company’s or any Company Subsidiary’s rights thereunder;
(ix)    enter into any Contract that if in effect on the date hereof would be a Material Contract except any Contract described in clause (i), (vi) or (vii) of Section 3.08 (and no other clause thereof) in the ordinary course of business consistent with past practice;
(x)    authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $1,000,000 or capital expenditures that are, in the aggregate, in excess of $5,000,000 for the Company and the Company Subsidiaries taken as a whole;
(xi)    enter into any lease, sublease or license of real property or any renewal, modification, amendment or termination of any of the foregoing (any of the foregoing, an “Occupancy Agreement”), other than (x) any renewal of a Tenant Lease exercised by the Tenant in accordance with the terms of such Tenant Lease and (y) entry into any lease, sublease or license of real property that (1) is an arm’s-length agreement on market terms, (2) is for a term not to exceed six months and that in any event terminates by its terms prior to the Closing Date and (3) pursuant to which the applicable tenant, subtenant or licensee is required to vacate its premises before the Closing Date;
(xii)    (A) increase the compensation payable to or to become payable to, or the benefits provided to, its directors, officers or employees or other consultants, except for (x) wage increases required by the terms of any Benefit Plan or collective bargaining agreement as in existence on the date hereof and listed in Section 3.15(a) or 3.16(a) of the Seller Disclosure Letter and (y) normal merit and cost-of-living increases, in the ordinary course of business and consistent with past practice, in salaries or wages of employees or compensation of consultants of the Company or a Company Subsidiary who are not directors or officers of the Company or a Company Subsidiary and who receive less than $200,000 in annual base salary or consulting fees from the Company or any Company Subsidiary; (B) promise, grant or modify any severance, retention, change in control, termination or similar payment or benefit to, or loan or advance or accelerate any amount to, any director, officer or employee or consultant of the Company or any Company Subsidiary, other than any such non-loan amounts that are (1) payable to employees of the Company or Company Subsidiaries with an annual base salary of less than $100,000, (2) to the extent not paid prior to the MI Closing, treated as Current Liabilities as of the MI Closing, and (3) in the aggregate, less than 3% of the applicable employee’s annual base salary in effect as of the date of this Agreement, excluding, for purposes of this subclause (3), any severance provided pursuant to the terms of the Greektown Casino Severance Plan (executed on October 10, 2018); (C) accelerate the vesting, funding or payment of any compensation or benefit for any director, officer, employee or consultant of the Company or any Company Subsidiary; (D) establish, adopt, enter into, terminate or amend any collective bargaining agreement (or similar agreement with a labor organization) or any Benefit Plan (or any arrangement that would be a Benefit Plan if it were in effect as of the date of this Agreement), except for welfare plan renewals in the ordinary course of business consistent with past practice that do not result in material increased expense to the Company or any Company Subsidiary, or as required by any Law as in effect on the date hereof; (E) hire or otherwise retain the services of any new director, or executive officer of the Company or a Company Subsidiary; or (F) except as permitted by Section 6.03(c), adopt, enter into, grant, establish, renew, or set performance targets with respect to, any incentive compensation or program for incentive compensation;
(xiii)    make or enter into any Contract for the employment of any employee (other than an at will employee in the ordinary course of business and consistent with past practice who earns annual compensation, in the aggregate, of no more than $200,000 and is not a director or officer of the Company or any Company Subsidiary) or terminate any employee other than a termination for cause without severance (other than an employee who is not an officer of the Company and who receives annual compensation, in the aggregate, of no more than $200,000);
(xiv)    enter into or amend any Related Party Contract, except for any Related Party Contract that will be terminated at or before the Closing without any further liability or obligation (contingent or otherwise) of the Company, any Company Subsidiary or any other party thereunder;
(xv)    make any change in any method of accounting or accounting practice or policy (including for Tax accounting purposes), except as required by GAAP or applicable Law;
(xvi)    waive, release, assign, settle or compromise any Action if such waiver, release, assignment, settlement or compromise (A) with respect to the payment of monetary damages, involves the payment by the Company or Company Subsidiary of an amount in excess of $250,000 in any individual matter or (B) with respect to any nonmonetary terms and conditions therein, imposes or requires actions that would or would, individually or in the aggregate, reasonably be expected to materially restrict or limit the operations of the business of the Company and the Company Subsidiaries as conducted on the date hereof;
(xvii)    fail to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;
(xviii)    enter into any new line of business;
(xix)    make, change or revoke any material Tax election, settle or compromise any Tax claim or Liability or claim for a refund of Taxes, incur any material Tax Liability outside of the ordinary course of business, change (or request any taxing authority to change) any aspect of its method of accounting for Tax purposes, change its annual Tax accounting period, enter into any closing agreement or other binding written agreement relating to Taxes with any taxing authority or any Tax sharing agreement, file any amended Tax Return, surrender any claim for a refund of Taxes, file any Tax Return other than one prepared in a manner consistent with past practices, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business); or
(xx)    agree, commit or resolve to take any of the actions prohibited by this Section 6.01(b).
Section 6.02    Access to Information and Company Real Property. From the date hereof until the earlier to occur of (x) the Closing or (y) the termination of this Agreement pursuant to Article VII the Company shall, and the Seller shall cause the Company to: (i) afford each Buyer and its Representatives reasonable access to the employees of the Company and the Company Subsidiaries and the right to inspect all of the Company Real Property, Contracts and books and records of the Company and the Company Subsidiaries and (ii) furnish each Buyer and its Representatives with such financial, operating and other data and information related to the Company or the Company Subsidiaries as such Buyer or any of its Representatives may reasonably request in connection with the Transactions; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company and the Seller, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company. All requests by the OpCo Buyer or the PropCo Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Dan Reinhard, with a copy to the Seller or such other individuals as the Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Seller shall be required to disclose any information to either Buyer if such disclosure would, in the Seller’s reasonable discretion: (x) jeopardize any attorney-client or other privilege; (y) contravene any applicable Law; or (z) contravene the confidentiality restrictions in any Contract to which the Company or any Company Subsidiary is a party; provided, that the Company shall, and the Seller shall cause the Company to, use reasonable efforts to provide the maximum access allowed by such restriction. Prior to the Closing, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), neither Buyer shall contact any suppliers to, or customers of, the Company or any Company Subsidiary in connection with the Transactions. Neither Buyer shall have any right to perform invasive or subsurface investigations of the Company Real Property, except to the extent necessary to perform a Baseline Environmental Site Assessment with respect to the Company Real Property, subject to and in accordance with the terms and conditions of Section 4.07(b) of the Real Estate Purchase Agreement. The OpCo Buyer shall, and shall cause its Representatives to, abide by the terms of the OpCo Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02. The PropCo Buyer shall, and shall cause its Representatives to, abide by the terms of the PropCo Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03    Employee Matters.
(a)    From and after the Closing until (i) December 31, 2019 if the Closing occurs on or before June 30, 2019 or (ii) otherwise, the nine (9) month anniversary of the Closing, the OpCo Buyer shall, or shall cause the Company or any Company Subsidiary, as applicable to, provide to each Employee who remains employed by the Company or any Company Subsidiary with a base salary, annual cash bonus opportunity, and other employee benefits that are not less favorable in the aggregate than the base salary, annual cash bonus opportunity, and other employee benefits made available to each such Employee immediately prior to the Closing Date; provided, however, that nothing herein shall preclude the OpCo Buyer, the Company, any Company Subsidiary, or any of their respective Affiliates, from terminating the employment of any employee at any time on or after the Closing; and provided, further, that the OpCo Buyer shall, or shall cause the Company and each Company Subsidiary to, continue to recognize the labor organization that represents any of its Employees and to assume and comply with the terms of any collective bargaining agreement or other agreement applicable to such Employees, but in each case only to the extent listed in Section 3.16(a) of the Seller Disclosure Letter. Further, the OpCo Buyer shall, or shall cause the Company or the applicable Company Subsidiary to, provide to each Employee who suffers a termination of employment during such period under the circumstances establishing such Employee’s severance eligibility pursuant to the Buyer Severance Plan, or any applicable individual employment, severance or separation agreement in effect as of immediately prior to the Closing and listed in Section 3.15(a) of the Seller Disclosure Letter (each, a “Company Severance Plan”), with severance payments and benefits no less favorable than those provided in such applicable Company Severance Plan. During such period, for purposes of establishing an Employee’s severance eligibility pursuant to the Buyer Severance Plan, the OpCo Buyer shall, or shall cause the Company or the applicable Company Subsidiary to, recognize the following termination of employment as an “eligible termination” or a “circumstance that the Company finds warrants providing pay or benefits” (each within the meaning of the Buyer Severance Plan): an involuntary termination of such Employee’s employment by the Company or the applicable Company Subsidiary that occurs within twelve (12) months following the Closing, other than a termination (i) by the Company or the applicable Company Subsidiary for “cause” (as defined under the Buyer Severance Plan or Company Severance Plan, as applicable), or as a result of such Employee’s death or disability, or (ii) that would otherwise exclude such Employee from receiving severance benefits under the Buyer Severance Plan pursuant to the terms of the Buyer Severance Plan. Notwithstanding the foregoing, any Employee who becomes eligible to receive severance benefits under the Buyer Severance Plan shall be required to satisfy all other conditions and eligibility requirements of the Buyer Severance Plan in order to receive any severance benefits under the Buyer Severance Plan.
(b)    The OpCo Buyer and its Affiliates shall recognize service rendered by employees of the Company and each Company Subsidiary prior to the Closing Date for purposes of eligibility and vesting, as applicable, under all employee benefit plans, programs, policies and arrangements of the OpCo Buyer and its Subsidiaries (including the Company and each Company Subsidiary) (other than with respect to any defined benefit plan) for which the applicable employee is eligible from and after the Closing Date, to the same extent that such service was taken into account under corresponding Benefit Plans for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, the OpCo Buyer shall take commercially reasonable efforts to waive any pre-existing condition or limitation under any health or welfare plan of the OpCo Buyer or its Subsidiaries (including the Company and each Company Subsidiary) for the employees of the Company and each Company Subsidiary for any condition for which such employee would have been entitled to coverage under the corresponding Benefit Plan in which such employee participated immediately prior to the Closing Date.
(c)    If the Closing occurs prior to payment of annual bonuses for 2018 pursuant to the applicable Benefit Plan providing for annual incentive bonus opportunities, the Seller shall, or shall cause the Company to, pay to each Employee, immediately prior to the Closing, an amount equal to the bonus to which the Employee would be entitled for such 2018 performance period based on actual performance, measured in a manner consistent with the Seller’s and the Company’s past practices. If the Closing occurs following December 31, 2018, then (i) the Seller shall, or shall cause the Company to, establish individual annual bonus performance metrics and targets for 2019 in a manner and at a time consistent with the Seller’s and the Company’s past practices (which metrics and targets shall apply to the portion of the 2019 calendar year elapsed through the Closing), (ii) the Seller shall, or shall cause the Company to, pay to each Employee, immediately prior to the Closing, a prorated portion (based on the portion of the 2019 calendar year elapsed through the Closing) of any annual incentive bonus that such Employee would have been entitled to receive for 2019 pursuant to the applicable Benefit Plan providing for annual incentive bonus opportunities, based on actual performance through the Closing (as compared against target performance metrics prorated based on the portion of the 2019 calendar year elapsed through the Closing), and (iii) the OpCo Buyer shall, or shall cause the Company to, pay to each Employee, when annual bonuses are ordinarily paid to the Employees (and provided that the applicable Employee remains employed by the Company on the date such bonuses are actually paid), a prorated portion (based on the portion of the 2019 calendar year elapsed following the Closing) of any annual incentive bonus that such Employee would have been entitled to receive for 2019 pursuant to the applicable Benefit Plan providing for annual incentive bonus opportunities, based on actual performance following the Closing (as compared against the applicable target performance metrics approved by OpCo Buyer or the Company for the portion of the 2019 calendar year elapsed following the Closing). Neither the OpCo Buyer nor any of its Subsidiaries (including, following the Closing, the Company) shall have any Liability with respect to any bonuses due in respect of the pre-Closing period.
(d)    The Company and the Company Subsidiaries shall timely satisfy any required notifications or consent requirements of any unions, works councils or other labor or employee organizations, as may be required under applicable Law or any collective bargaining or similar labor agreement, in each case in connection with this Agreement or the Transactions.
(e)    Notwithstanding anything to the contrary herein, nothing contained in this Section 6.03, express or implied, shall (i) confer any rights, remedies or claims upon any current or former employee, officer, director or consultant of the OpCo Buyer, the Seller, the Company, any Company Subsidiary, or any of their respective Affiliates, and no such individual shall be regarded as a third-party beneficiary of this Agreement with respect to any portion of this Section 6.03; (ii) require the OpCo Buyer or any of its Affiliates (including, from and after the Closing, the Company and any Company Subsidiary) to continue any Benefit Plan or other compensation or benefit plan, program, policy, agreement or arrangement, to provide any particular level of compensation or benefits thereunder, or to prevent the amendment, modification or termination thereof, (iii) be considered to be an amendment of any Benefit Plan or to create any Benefit Plan; (iv) require the employment or continued employment of any person for any period of time or (v) result in any liability for the PropCo Buyer. The Parties acknowledge that the PropCo Buyer shall have no liability whatsoever with respect to any Benefit Plans.
(f)    Seller shall take all actions necessary (including causing the Company’s participation in, and obligations under, the LTIP Side Letter to be terminated as of the Closing) such that at and following the Closing none of the Buyers, the Company, nor any Company Subsidiary has or shall have any liability (contingent or otherwise) under the Jack Entertainment LLC Long Term Incentive Plan, whether pursuant to the LTIP Side Letter or otherwise. For the avoidance of doubt, any payment due to any employee or other service provider of the Company or any Company Subsidiary under the Jack Entertainment LLC Long Term Incentive Plan, whether pursuant to the LTIP Side Letter or otherwise, shall be included as a “Transaction Expense” under this Agreement to be borne by the Seller.
(g)    401(k) Plan.
(i)    The OpCo Buyer shall, or shall cause the Company or any Company Subsidiary to, cause the OpCo Buyer’s 401(k) Plan (“Buyer’s 401(k) Plan”) to expressly permit Employees who were participants in the Jack Entertainment LLC Retirement Plan (“Seller 401(k) Plan”) immediately prior to the Closing Date to become participants in Buyer’s 401(k) Plan as of the Closing Date (such Employees who so elect to participate in Buyer’s 401(k) Plan, the “Transferred Participants”), and that all Transferred Participants will have their service that is recognized under the Seller 401(k) Plan credited for eligibility, participation, matching employer contributions, vesting and other purposes for which service is taken into account under Buyer’s 401(k) Plan. The Seller shall provide the OpCo Buyer with all information in their possession required or reasonably requested by the OpCo Buyer to effect such recognition and participation.
(ii)    All the Seller 401(k) Plan accounts of Transferred Participants (including outstanding loans) shall be transferred to Buyer’s 401(k) Plan in cash or securities. The account balances of all Transferred Participants, whether or not vested, including any outstanding loans attributable to the accounts of Transferred Participants, but decreased by any normal expenses of the Seller 401(k) Plan properly attributable to such assets during such period, shall be so transferred. Notwithstanding the above, the amount transferred shall be in no event less than the amount necessary to satisfy the requirements of Section 414(l) of the Code.
(iii)    Effective as of the date of transfer of the Seller 401(k) Plan assets in accordance with this Section 6.03(f), the OpCo Buyer shall cause Buyer’s 401(k) Plan to accept the transfer of such assets and loan balances.
(iv)    During the period following the Closing Date and preceding the transfer of assets and liabilities pursuant to this Section 6.03(f), the OpCo Buyer will cooperate with and assist the Seller, or its designee, in the continued administration of the Seller 401(k) Plan with respect to Transferred Participants, including collecting and remitting to the trustee of the Seller 401(k) Plan any payroll deductions with respect to Transferred Participants who have outstanding loans from the Seller 401(k) Plan. The consummation of the transactions contemplated by this Agreement shall not constitute a “separation from service” (within the meaning of Section 401(k) of the Code) or other termination of employment for purposes of the Seller 401(k) Plan.
Section 6.04    Resignations. The Company and the Company Subsidiaries shall, and the Seller shall cause the Company and the Company Subsidiaries to, use their reasonable best efforts to deliver to the OpCo Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company and the Company Subsidiaries requested by the OpCo Buyer at least five (5) Business Days prior to the Closing.
Section 6.05    Director and Officer Indemnification and Insurance.
(a)    Without limiting any additional rights that any officer, manager, managing member or director may have under any employment or indemnification agreement or under the organizational documents of the Company or any Company Subsidiary, from and after the Closing, the Company shall, and the OpCo Buyer shall cause the Company to: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Closing, an officer, manager, managing member or director of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by, and subject to the conditions and procedures set forth in, applicable Law in connection with any Action arising out of or related to such Indemnified Parties’ service as an officer, manager, managing member or director of the Company or any Company Subsidiary or services performed by such Persons at the request of the Company or any Subsidiaries at or before the Closing and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or promptly advance to each Indemnified Party, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Action in advance of the final disposition of such Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, however, that the payment of any Indemnification Expenses incurred by an Indemnified Party in advance of the final disposition of an Action shall be made only upon delivery to the Company of an undertaking by or on behalf of such Indemnified Party to repay all amounts so paid in advance if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of the Company pursuant to this Section 6.05 extend to acts or omissions occurring at or before the Closing and any Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after, on or before the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 6.05(a), upon learning of any such Action, shall notify the Company (but the failure so to notify shall not relieve the OpCo Buyer or the Company from any obligations that it may have under this Section 6.05(a), except to the extent such failure materially prejudices the OpCo Buyer’s or the Company’s position with respect to such claims). As used in this Section 6.05: (x) the term “Indemnification Expenses” means reasonable and documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Action for which indemnification is required to be provided pursuant to this Section 6.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (y) the phrase “to the fullest extent authorized or permitted by applicable Law” includes (1) to the fullest extent authorized or permitted by any provision of the Michigan LLC Act that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the Michigan LLC Act, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the Michigan LLC Act adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, managers, managing members, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves; provided, that any amendment, alteration or repeal of the Michigan LLC Act that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Following the Closing, neither the OpCo Buyer nor the Company will settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.
(b)    The OpCo Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company or any Company Subsidiary now existing in favor of an Indemnified Party, as provided at Law or pursuant to the certificate of formation or limited liability company agreement of the Company or any Company Subsidiary, in each case as in effect on the date of this Agreement shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(c)    Prior to the Closing, the Company shall, and the Seller shall cause the Company to, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six (6) years from and after the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance or otherwise reasonably acceptable to the Company (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an officer, manager, managing member or director of the Company or any Company Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing. If the Company for any reason fails to obtain such “tail” insurance policies as of the Closing, for a period of six (6) years from the Closing, the OpCo Buyer will maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Closing, but the OpCo Buyer is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.05(c) would cost in excess of that amount.
(d)    In the event the OpCo Buyer, the Company, any Company Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the OpCo Buyer, the Company or the Company Subsidiary, as the case may be, shall assume all of the obligations set forth in this Section 6.05.
(e)    Following the Closing, the OpCo Buyer will cause the Company and each Company Subsidiary to perform all of the obligations of the Company and each Company Subsidiary under this Section 6.05.
(f)    This Section 6.05 survives the Transactions and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on the OpCo Buyer, the Company, the Company Subsidiaries and their respective successors and assigns.
(g)    The obligations of the OpCo Buyer, the Company and the Company Subsidiaries under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).

Section 6.06    Confidentiality.
(a)    The Buyers acknowledge and agree that the Confidentiality Agreements remain in full force and effect and shall apply to all information furnished thereunder or hereunder; provided, that the Buyers may disclose such information to Financing Parties in connection with any Financing pursuant to and in accordance with the terms of the applicable Confidentiality Agreement. The Buyers acknowledge and agree that the Seller shall be a third-party beneficiary of the Confidentiality Agreements. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreements and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.
(b)    For a period of one (1) year following the Closing, the Seller shall, and shall cause its Affiliates and Representatives to, keep confidential all information relating to the Company and the Company Subsidiaries and their business, except (x) to the extent legally permissible, in connection with any Action to enforce this Agreement or (y) to the extent such information is requested or required by applicable Law or regulation or by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar legal process, in which case the Seller shall, to the extent legally permissible, (i) provide the Buyers with prompt (and in any event prior to any disclosure) written notice to the extent not legally prohibited of the existence, terms and circumstances of any such request or requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.06(b); (ii) disclose only that portion of the information which counsel advises the Seller is legally required to be disclosed; and (iii) exercise (and cause its Representatives to exercise) reasonable efforts to preserve the confidentiality of the information; provided, that notwithstanding the foregoing, the Seller and its Representatives may disclose any information to the extent requested or required in connection with a routine audit or examination by any tax or regulatory authority having jurisdiction over the Seller or its Representatives.
Section 6.07    Closing Conditions. Subject to the terms and conditions of this Agreement, each Party shall cooperate with each other Party and use (and cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws (including Gaming Laws) to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Transactions.
Section 6.08    Governmental and Regulatory Approvals and Other Third-party Consents
(a)    Each Party shall use its reasonable best efforts to obtain, or cause to be obtained as promptly as reasonably practicable after the date hereof, all consents, authorizations, orders and approvals from all third parties, including Governmental Authorities, that are necessary or advisable to be obtained to consummate the Transactions, including the Closing Governmental Approvals, and with respect to applicable state and federal securities Laws, the HSR Act and Gaming Laws, including, for the avoidance of doubt, providing information with respect to the execution and filing of any submissions in respect thereof and participating in meetings with the applicable Gaming Authorities or other applicable Governmental Authorities. Each Party shall cooperate with each other Party and each other Party’s Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals (including supplying each other Party with any information which may be required in order to obtain such consents, authorizations, orders and approvals, and responding as promptly as practicable to any inquiry or request received from any Governmental Authority for additional information or documentation) and, once obtained, shall comply with the terms and conditions of such consents, authorizations, orders and approvals. No Party shall willfully take any action that would reasonably be expected to have the effect of materially delaying, or impairing or impeding in any material respect, the receipt of any required consents, authorizations, orders and approvals, including the Closing Governmental Approvals. Notwithstanding anything herein to the contrary, the Buyers shall determine the strategy to be pursued for obtaining and lead any efforts to obtain all necessary actions or nonactions and Approvals from any Governmental Authorities in connection with the Transactions; provided, that the Buyers shall, in good faith, take into consideration the Company’s views, suggestions and comments regarding such strategy and efforts.
(b)    OpCo Buyer agrees to make (or cause its ultimate parent entities, as such term is used in the regulations implementing the HSR Act to make) an appropriate filing pursuant to the HSR Act with respect to the Transactions within fifteen (15) Business Days following the date of this Agreement.
(c)    Each Party agrees (i) to make (or cause its ultimate parent entities to make), to the extent applicable, an appropriate initial filing pursuant to each applicable Gaming Law with respect to the Closing Governmental Approvals within thirty (30) days following the date of this Agreement and (ii) to respond as promptly as possible to any request for information from any Gaming Authority or other applicable Governmental Authorities.
(d)    Subject to applicable Laws relating to the exchange of information, prior to making any application or material written communication to, or material filing with, any Governmental Authority (other than applications to Gaming Authorities for licensure, qualification or a finding of suitability on behalf of individuals or entities), to the fullest extent practicable, each Party shall provide each other Party with drafts thereof, afford each other Party a reasonable opportunity to comment on such drafts and incorporate each other Party’s reasonable comments. To the extent relating to the Transactions, the Buyers and the Seller shall, and shall cause their respective Representatives to, (i) each use its respective reasonable best efforts to schedule and attend any hearings or meetings with Governmental Authorities, including Gaming Authorities, (ii) permit, to the extent permitted, each other Party to participate in any meetings or conference calls with any Governmental Authority and (iii) promptly notify each other Party following (x) receipt of any comments, requests or other material communications (whether written or oral) from any Governmental Authority (and provide to each other Party copies of any written communications so received) and (y) receipt of any threatened action, suit, arbitration, investigation or other proceeding.

(e)    Without limiting the generality of each Party’s undertakings pursuant to this Section 6.08, each Party shall use its reasonable best efforts to:
(i)    avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, delay or prevent the Closing from occurring on or before the Outside Date and take any and all actions required to defend any Action or other proceeding, whether judicial or administrative, challenging this Agreement, the Real Estate Purchase Agreement or the consummation of the Transactions, and in furtherance of the foregoing, the Parties agree to appeal, as promptly as possible, any such decree, order, judgment or other Action; and
(ii)    avoid or eliminate any impediment under the HSR Act, any Gaming Law or any other applicable Law, order or judgment that may be asserted by any Governmental Authority or any other Person with respect to the Closing so as to enable the Closing to occur as promptly as reasonably practicable (and in any event prior to the Outside Date), including implementing, contesting or resisting any litigation before any court or administrative tribunal seeking to restrain or enjoin the Transactions.
Notwithstanding anything in this Agreement to the contrary, reasonable best efforts for purposes of this Section 6.08 shall not require the OpCo Buyer to litigate or defend any suit or proceeding brought by the Federal Trade Commission or Department of Justice, whether judicial or administrative except to the extent that OpCo Buyer determines in its reasonable good faith judgment that there is a reasonable prospect of success in relation to such litigation prior to the Outside Date and that the participation by OpCo Buyer in such litigation would not pose a material risk of any of the actions described in subparagraph (v) below and the OpCo Buyer will not be deemed to be in breach of this Agreement solely due to its failure to take such action based on the exercise of its reasonable good faith judgment. Furthermore, notwithstanding anything in this Agreement to the contrary, neither of the OpCo Buyer nor the PropCo Buyer nor any of their respective Affiliates shall have any obligation to take any action or refrain from taking any action as required by this Section 6.08 to the extent that such action or inaction would, individually or in the aggregate, reasonably be expected to (v) require the divestiture of the casino located on the Company Real Property (or the leasehold rights therein) or any of the OpCo Buyer’s or the PropCo Buyer’s or any of their respective Affiliates’ other facilities, properties or other assets (or leasehold rights therein), (w) require either of them to undertake material new construction activity, (x) require (1) any of the PropCo Buyer Licensed Parties to obtain a casino license to operate a casino from a Governmental Authority or have a certified development agreement from a Governmental Authority, (2) a casino licensee to own the building where gaming operations are conducted, (3) OpCo Buyer and PropCo Buyer or PropCo Buyer’s Affiliates to have separate casino licenses to operate a casino, or (4) OpCo Buyer and PropCo Buyer or their respective Affiliates to each have a certified development agreement from a Governmental Authority, (y) require the PropCo Buyer or any of its Affiliates to terminate, modify or extend existing relationships and contractual rights and obligations with respect to any real property including any real property lease or any tenant or (z) otherwise have a material and adverse impact on either the OpCo Buyer or the PropCo Buyer (each taken as a whole together with its respective Affiliates and Subsidiaries). Further, no Party shall be required to take any action with respect to any order, judgment or applicable Law or in order to obtain any approval or resolve any objection or impediment under any applicable Law that is not conditioned upon the consummation of the Closing.
(f)    The Seller, on the one hand, and the OpCo Buyer, on the other hand, shall each be responsible for fifty percent (50%) of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act. Except as expressly provided in this Agreement or any Ancillary Agreement, the Buyers shall be responsible for their costs and expenses associated with obtaining any other consents from any Governmental Authority. None of the Buyers, the Company nor the Seller shall be obligated to pay any consideration to any third party from whom consent or approval is requested.
(g)    Notwithstanding anything to the contrary in this Agreement, the PropCo Buyer shall have no obligation to (i) take any action or refrain from taking any action pursuant to this Section 6.08, including, for the avoidance of doubt, any action or inaction requested by Governmental Authorities, including Gaming Authorities, if PropCo Buyer obtains a legal opinion from a nationally recognized law firm that such action or inaction would be reasonably likely to materially impair the PropCo Buyer or its direct or indirect owner from continuing to be treated as a real estate investment trust under the Code, (ii) assuming the accuracy of the representations and warranties of the PropCo Buyer set forth in Section 5.02(b) (excluding clause (iv)), file or cause to be filed premerger notification or take any action under or relating to the HSR Act or (iii) seek, request or obtain approval from any Governmental Authority in connection with the operation or ownership of the business conducted at the Company Real Property as of the date hereof or as of the Closing Date; provided, further, that the PropCo Buyer may not be compelled to take any action or refrain from taking any action under any other provision of this Agreement to the extent that the PropCo Buyer is excused from taking such action or refraining from taking such action by this sentence; and provided, further, that the PropCo Buyer will not be deemed to be in breach of this Agreement solely due to its failure to take or refrain from taking such action. For the avoidance of doubt, nothing in this Section 6.08 shall be deemed to limit any obligation the Buyers may have to pay a Termination Fee pursuant to Section 8.03.
Section 6.09    Books and Records.
(a)    In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, or for any other reasonable regulatory or tax purpose, for a period of six (6) years after the Closing, the OpCo Buyer shall:
(i)    retain the books and records (including personnel files) of the Company and each Company Subsidiary relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and each such Company Subsidiary; and
(ii)    upon reasonable notice and request, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records to the extent related to any period prior to the Closing (and the Buyers shall have the right to first require a reaffirmation of the Seller’s confidentiality obligations with respect thereto, in a form reasonably determined by the Buyers).
(b)    In order to facilitate the resolution of any claims made by or against or incurred by the Buyers or the Company or any Company Subsidiary after the Closing, or for any other reasonable regulatory or tax purpose, for a period of six (6) years following the Closing, the Seller shall:
(i)    retain the books and records (including personnel files) of the Seller which relate to the Company and each Company Subsidiary and their operations for periods prior to the Closing; and
(ii)    upon reasonable notice and request, afford each Buyer, any of its Affiliates and any of its or their respective Representatives reasonable access (including the right to make, at such Buyer’s expense, photocopies), during normal business hours, to such books and records solely to the extent related to the Company or any Company Subsidiary.
(c)    No Party shall be obligated to provide the Other Party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.
Section 6.10    Public Announcements. Each Party shall not, and shall cause its Affiliates not to, make any public announcements in respect of this Agreement, the Real Estate Purchase Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of each other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or the rules of any applicable stock exchange (based upon the reasonable advice of outside counsel), in which case such Party will, to the extent practicable under the circumstances, provide each other Party with reasonable prior notice and a reasonable opportunity to review in advance and comment on the disclosure.
Section 6.11    Further Assurances. Following the Closing, each Party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.
Section 6.12    Transfer Taxes. All transfer, registration, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Seller when due. The Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and each Buyer shall cooperate with respect thereto as necessary).

Section 6.13    Financial Statements. Without limiting any of the Seller’s obligations contained in Section 6.19 (including with respect to its obligation to provide the Required Financial Information):
(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, the Seller shall cause the Company to provide to the Buyers (i) as soon as practical after the end of each calendar month (but in no event later than thirty (30) days after the end of each calendar month) consolidated financial statements for the Company and the Company Subsidiaries as regularly prepared by the management of the Company in the ordinary course of business consistent with past practice, and (ii) a complete copy of the audited consolidated financial statements of the Company for the year ended December 31, 2018, consisting of the consolidated balance sheet of the Company as at December 31, 2018 and the related consolidated statements of operations, member’s equity and cash flows for the year then ended, as soon as practical after the preparation of such audited financial statements in the Company’s ordinary course of business; provided, that the provision of audited consolidated financial statements pursuant to this Section 6.13(a)(ii) shall not be a condition to, or otherwise delay, the Closing if the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but that are expected to be satisfied at the Closing) have been satisfied or waived.
(b)    Notwithstanding anything herein to the contrary:
(i)    from the date of this Agreement until the delivery of any Form 8-K Financial Statements (or, if this Agreement is terminated pursuant to Article VII, the date of such termination), to the extent that PropCo Buyer, PropCo Buyer Parent or any of their respective Subsidiaries, or OpCo Buyer or any of its Subsidiaries (such Buyer and its Subsidiaries, a “Requesting Buyer”) determines that any financial statements of Greektown Holdings L.L.C. or its Subsidiaries or the Transferred Real Estate Assets that are set forth on Schedule 6.13(b) hereto are required to be filed with the SEC under Rule 3-05 or Rule 3-14 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”) (such financial statements, “S-X Financial Statements”), (x) to satisfy such Buyer’s reporting obligations on Form 8-K (or any amendments thereto) in connection with the transactions contemplated hereby as a result of the Closing (such financial statements, “Form 8-K Financial Statements”), upon reasonable notice from such Buyer at any time after the date hereof but no later than the tenth (10th) day following the Closing Date, Seller shall cause the Company (at the Requesting Buyer’s sole expense) to prepare and deliver such Form 8-K Financial Statements to the Requesting Buyer as soon as reasonably practical (but in no event later than the fiftieth (50th) day following the Closing Date) and (y) in connection with any registration statement, proxy statement, prospectus, or prospectus supplement filed with the SEC, or offering memorandum prepared by or on behalf of the Requesting Buyer, upon reasonable notice from such Buyer, Seller shall use reasonable best efforts to cause the Company (at the Requesting Buyer’s sole expense) to prepare and deliver such S-X Financial Statements to the Requesting Buyer as soon as reasonably practical;

(ii)    in addition, in the event that, at any time prior to or after the Closing Date, a Requesting Buyer reasonably determines in good faith that it is required to file with the SEC (or furnish to the SEC) any financial statements of the Company or any of the Company Subsidiaries or the Transferred Real Estate Assets (in addition to the S-X Financial Statements) under any applicable Law (including as a result of actions taken by a Requesting Buyer, such as an offering of securities or the acquisition or one or more businesses or other assets that, when aggregated with the Company or any of the Company Subsidiaries or the Transferred Real Estate Assets, require such Requesting Buyer to file financial statements of the Company or any of the Company Subsidiaries or the Transferred Real Estate Assets, either on a stand-alone basis or consolidated with the financial statements of such other businesses or assets), then Seller shall prior to or after the Closing Date use commercially reasonable efforts to (at the Requesting Buyer’s sole expense) prepare and deliver to the Requesting Buyer such financial statements of the Company or the Company Subsidiaries or the Transferred Real Estate Assets as the Requesting Buyer so reasonably determines are required to be filed or furnished with the SEC, and any such financial statements that are as of a fiscal year end or for a fiscal year shall be audited and accompanied by an unqualified opinion of the Company’s independent accounting firm, provided, that nothing in this Section 6.13(b)(ii) shall (i) unreasonably interfere with the business or operations of the Seller, the Company or the Company Subsidiaries, (ii) require the Seller to maintain personnel or other resources for any period of time following the Closing or (iii) require assistance beyond the later of the termination of the Transition Services Agreement and sixty (60) days after the Closing Date; and
(iii)    in furtherance of the foregoing provisions of this Section 6.13(b), the Seller shall prior to or after the Closing Date, and prior to the Closing shall cause the Company and the Company Subsidiaries to, use commercially reasonable efforts to (A) provide reasonable assistance and cooperation with such Requesting Buyer’s preparation of such financial statements (including by providing reasonable access to such financial information and financial data as shall be reasonably requested by the Requesting Buyer or its Representatives in connection with the preparation of such financial statements) and any required pro forma financial information and pro forma financial statements or any required non-GAAP reconciliations, in each case, in accordance with Regulation S-X, (B) provide reasonable assistance to the Requesting Buyer and its independent accounting firm in completing audits and the preparation of such financial statements and other financial information, (C) upon request, deliver to the Requesting Buyer or its independent accounting firm, a customary representation letter signed by an authorized officer of the Company in such form as is reasonably required by the Requesting Buyer’s independent accounting firm, and (D) use commercially reasonable efforts to cause the Company’s independent accounting firm to take the actions contemplated by Section 6.19(a)(vi) with respect to the S-X Financial Statements or other financial statements or information prepared pursuant to this Section 6.13, including by providing such independent accounting firm with reasonable access to the books, records and employees of the Company and the Company Subsidiaries reasonably required to conduct such audit and reasonable assistance in completing such audit; provided, further, that nothing in this Section 6.13(b)(iii) shall (i) unreasonably interfere with the business or operations of the Seller, the Company or the Company Subsidiaries, (ii) require the Seller to maintain personnel or other resources for any period of time following the Closing or (iii) require assistance beyond the later of the termination of the Transition Services Agreement and sixty (60) days after the Closing Date.
(c)    Any S-X Financial Statements or other financial statements prepared by the Seller or the Company pursuant to Section 6.13(b) shall be prepared in accordance with GAAP, applied on a consistent basis, throughout the periods covered, shall present fairly the financial condition of the Company or any of the Company Subsidiaries or the Transferred Real Estate Assets (as applicable) in all material respects as of the respective dates thereof and the results of operations and cash flows for the periods covered thereby.
(d)    For the avoidance of doubt, any such obligations of the Seller or, prior to the Closing, the Company or any of the Company Subsidiaries under Section 6.13(b) shall be at the Requesting Buyer’s sole expense and the Requesting Buyer(s) will promptly reimburse the Seller for any costs and expenses (including reasonable attorneys’ and auditors’ fees, third party labor costs and contractor costs) incurred by the Seller or, prior to the Closing, the Company or any of the Company Subsidiaries (including those of their respective Affiliates or Representatives) in connection with its performance under this Section 6.13 in accordance with the provisions set forth in Section 6.19.
Section 6.14    Non-Disparagement. From and after the date hereof, each Party shall not directly or indirectly (and shall cause its controlled Affiliates to not) make or publish, or cause to be made or published, any statement, observation, image or opinion, or otherwise communicate any information (whether in written or oral form, electronically or otherwise) that: (a) defames, disparages, or slanders the Other Party or its Affiliates (each a “Protected Party”) or any of their respective businesses; (b) would reasonably be expected to harm the reputation of any Protected Party; (c) criticizes the personal or business reputation, practices, or conduct of any Protected Party or (d) criticizes the terms of this Agreement or any of the transactions contemplated hereby; provided, however, that such restriction shall not prohibit (i) truthful statements compelled by legal process, as part of a response to a request for information from any Governmental Authority or as testimony in any legal or regulatory process or proceeding, (ii) any statements in connection with any legal dispute, (iii) filing any necessary documents in accordance with Law or applicable stock exchange requirements or (iv) factual statements by such Party regarding the business, condition, results or prospects of the casino located on the Company Real Property, the Company Real Property, or of such Party or any of its Subsidiaries, in connection with any public earnings call or otherwise, so long as such statements are not reasonably foreseen by such Party as likely to defame, disparage, or slander any Protected Party or any of its businesses. Each Party understands that each other Party’s obligations under this paragraph extend only to such Party’s current and future executive officers and members of its board of directors and public relations employees and only for so long as each officer or member is an employee or director of such Party.
Section 6.15    Notice of Certain Events. Each Party shall give prompt written notice to each other Party, (a) of any notice or other communication received by such Party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, any Company Subsidiary, or either Buyer, (b) of any Actions commenced or, to such Party’s knowledge, threatened against, relating to or otherwise affecting such Party of any of its Subsidiaries which relate to the Transactions, and (c) if such Party becomes aware of any facts or circumstances that such Party believes do, or with the passage of time are reasonably likely to, constitute a breach of this Agreement by such Party which breach would reasonably be expected to result in the failure of the conditions set forth in Section 7.02(a) or Section 7.02(b) or Section 7.03(a), Section 7.03(b), Section 7.03(c) or Section 7.03(d), or Section 5.02(a) of the Real Estate Purchase Agreement (as such provision relates to Section 7.02(a) or Section 7.02(b)), as applicable, to be satisfied, or reasonably be likely to prevent or delay beyond the Outside Date the consummation of the Transactions.
Section 6.16    Related Party Arrangements.
(a)    Effective at the Closing, each Related Party Contract (except for (i) the Contracts set forth in Section 6.16(a) of the Seller Disclosure Letter and (ii) this Agreement and the Ancillary Agreements) shall be terminated without further liability or obligation (contingent or otherwise) of any party thereunder.
(b)    At or prior to the Closing, all intercompany accounts between the Company and the Company Subsidiaries, on the one hand, and any Related Party of the Company or any Company Subsidiary (except for those accounts set forth in Section 6.16(b) of the Seller Disclosure Letter) shall be paid, settled, forgiven or otherwise eliminated in full (regardless of the terms of payment of such intercompany accounts) without further liability or obligation (contingent or otherwise) of any party thereunder.
Section 6.17    Non-Solicitation.
(a)    The Seller shall not and shall cause Daniel B. Gilbert and his controlled Affiliates (the “Restricted Parties”) not to, prior to the one (1)-year anniversary of the Closing Date, solicit employment of employees (x) of the Company or any Company Subsidiary or (y) either of the Buyers or their respective Affiliates; provided, however, that the restrictions contained in this Section 6.17(a) shall not apply to (a) general solicitations not specifically directed to any employee of the Company or any Company Subsidiary or either of the Buyers or their respective Affiliates, and (b) any solicitation of an individual who is not employed by the Company or any Company Subsidiary or either of the Buyers or their respective Affiliates at the time of such solicitation of that individual and so long as such party did not cause, induce or attempt to cause or induce such employee to no longer be employed by such other party.
(b)    The OpCo Buyer shall not, and shall cause its controlled Affiliates not to, prior to the one (1)-year anniversary of the Closing Date (or such other date as mutually agreed by the Seller and OpCo Buyer), solicit employment of employees of JACK Entertainment LLC; provided, however, that the restrictions contained in this Section 6.17(b) shall not apply to (a) general solicitations not specifically directed to any employee of the Company or any Company Subsidiary or either of the Buyers or their respective Affiliates, and (b) any solicitation or hiring of an individual who is not employed by the Company or any Company Subsidiary or either of the Buyers or their respective Affiliates at the time of such solicitation or hiring of that individual and so long as such party did not cause, induce or attempt to cause or induce such employee to no longer be employed by such other party. Notwithstanding anything to the contrary in this Section 6.17(b), the OpCo Buyer may solicit employment of employees of JACK Entertainment LLC prior to the end of such period if such employment does not commence prior to the end of such period.
Section 6.18    No Competition. From and after the Closing until the date thirty (30) months after the Closing Date, the Seller shall not and shall cause Daniel B. Gilbert and his controlled Affiliates not to, (a) use the Customer List or any portion thereof to make any direct marketing to the customers on the Customer List for any property located within a ninety (90)-mile radius of the Company Real Property (the “Restricted Area”), (b) sell, license or otherwise permit any Person to use the Customer Database or any portion thereof to make any direct marketing to the customers on the Customer List for any property located within the Restricted Area or (c) own, operate, lease, manage, control, engage in, invest in, act as consultant or advisor to, or render a service that is utilized primarily for the operation of slot machines, table games or pari-mutuel wagering for, (in each case whether alone or in association with any Person) any Person that generates more than ten percent (10%) of its revenues from the ownership or operation of slot machines, table games or pari-mutuel wagering at a facility located within the Restricted Area; provided, that nothing in this Section 6.18 shall prevent the Restricted Parties from taking any such actions with respect to the items listed in Section 6.18 of the Seller Disclosure Letter. Notwithstanding the immediately preceding sentence or anything else to the contrary in this Agreement (x) the Restricted Parties may invest in any pooled investment vehicle if no Restricted Party is a controlling person of, or a member of a group which controls, such pooled investment vehicle and may own, solely through passive ownership as a portfolio investment (with no director designation rights or other special governance rights), securities of any person which are publicly traded on a national or regional stock exchange or over the counter if no Restricted Party (i) is a controlling person of, or a member of a group which controls, such person and (ii) directly or indirectly owns five percent (5%) or more of any class of securities of such person, (y) nothing shall prohibit the Restricted Parties from engaging in activities related to their ownership or operation of the Cleveland Cavaliers National Basketball Association franchise or any other professional sports team, “esports” teams or leagues and (z) owning or operating (i) the JACK Cincinnati Casino located in Cincinnati, Ohio, (ii) Turfway Park located in northern Kentucky, (iii) the JACK Thistledown Racino located in North Randall, Ohio or (iv) the JACK Cleveland Casino located in Cleveland, Ohio.
Section 6.19    Financing Cooperation.
(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, at the sole expense of the OpCo Buyer or the PropCo Buyer, as applicable, the Seller shall cause the Company and each Company Subsidiary and their respective Representatives to use commercially reasonable efforts to provide to the OpCo Buyer or the PropCo Buyer, as applicable, such cooperation as is customary in connection with any Financing of the OpCo Buyer or the PropCo Buyer for any of the Transactions and that is reasonably requested by the OpCo Buyer or the PropCo Buyer, as applicable, including causing the Company and each Company Subsidiary and their respective Representatives to use commercially reasonable efforts to:
(i)    assist in preparation of a customary confidential information memorandum, offering documents, private placement memoranda and related lender and underwriter presentations and customary materials for rating agency presentations, bank information memoranda, prospectuses, offering memoranda and similar documents used in connection with such Financing; provided, that no such confidential information memorandum, offering documents, private placement memorandum, lender or underwriter presentations, rating agency presentation, bank information memorandum, prospectuses offering memorandum or other document shall be issued by the Seller, the Company, any Company Subsidiary or their respective Affiliates or Subsidiaries;
(ii)    upon reasonable prior notice, participate in a reasonable number of due diligence sessions, meetings and presentations with the underwriters, debt financing sources, and other proposed lenders or investors (including one-on-one sessions and conference calls) and in sessions with rating agencies, subject to customary confidentiality provisions;
(iii)    (A) as promptly as reasonably practicable, furnish to the applicable Buyer the Required Financial Information and such pertinent and customary financial information regarding the Company and the Company Subsidiaries as may be reasonably requested by the applicable Buyer in order to consummate such Financing and (B) periodically provide updates to the PropCo Buyer of any Required Financial Information provided to the PropCo Buyer, in each case as may be necessary so that such Required Financial Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”;
(iv)    solely with respect to financial information and data derived from the Company’s or the Company Subsidiaries’ historical books and records, assist the applicable Buyer with such Buyer’s preparation of pro forma financial information and pro forma financial statements required under such Financing, it being agreed that neither the Seller, the Company, any of Company Subsidiary or their respective Representatives will be required to provide any information (but agree to use commercially reasonable efforts to provide customary assistance to the applicable Buyer) relating to (a) any description of any debt or equity financing or the proposed aggregate amount of any debt or equity financing or assumed interest rates and fees and expenses relating to the incurrence of such financing, (b) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments or (c) any financial information related to the Buyers or any of their respective Subsidiaries or any adjustments that are not directly related to the transactions contemplated by this Agreement (the “Excluded Information”);
(v)    provide customary authorization letters to debt financing sources authorizing the distribution of information to prospective lenders;

(vi)    request and facilitate the Company’s independent accountants to (A) provide, consistent with customary practice, (1) reasonable assistance to the applicable Buyer with such Buyer’s preparation of pro forma financial information and pro forma financial statements to be used in connection with such Financing (solely with respect to financial information and data derived from the Company’s or the Company Subsidiaries’ historical books and records) and (2) customary auditors consents to the applicable Buyer to use their audit reports relating to the Company and the Company Subsidiaries and customary “comfort letters” with respect to financial information relating to the Company and the Company Subsidiaries as necessary or customary for financings similar to such Financing and (B) participate in a reasonable number of drafting sessions and accounting due diligence sessions;
(vii)    execute and deliver as of Closing (but not prior to Closing) definitive financing documents, including interest hedging arrangements and pledge and security documents, in each case as applicable and to the extent reasonably requested by the applicable Buyer, and obtain surveys and title insurance and otherwise reasonably facilitate the pledging of collateral; provided that (a) none of the documents shall be executed or delivered except in connection with the Closing, (b) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (c) no liability shall be imposed on the Seller, the Company, any of the Company Subsidiaries or any of their respective Representatives in connection therewith;
(viii)    obtain customary lien terminations relating to any Indebtedness of the Company and the Company Subsidiaries, to be effective no earlier than the Closing;
(ix)    furnish to the applicable Buyer and its financing sources all financial statements and such other pertinent and customary financial information regarding the Company and the Company Subsidiaries reasonably requested by the applicable Buyer in connection with such Financing; provided, that (a) the Company and the Company Subsidiaries shall only be obligated to furnish such information to the extent such information may be derived from the Company’s or the Company Subsidiaries’ historical books and (b) the Company and the Company Subsidiaries shall not be obligated to furnish (I) any financial statements not required to be delivered under Section 6.13 or (II) any Excluded Information;
(x)    provide at least two (2) Business Days prior to the Closing Date all documentation and other information about the Company and the Company Subsidiaries as shall have been reasonably requested in writing by the applicable Buyer at least seven (7) Business Days prior to the Closing Date that is required in connection with the applicable debt financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; and
(xi)    cooperate reasonably with the financing sources’ and underwriters’ or initial purchasers’ due diligence, to the extent customary and reasonable.
(b)    Notwithstanding anything to the contrary in this Agreement, (1) nothing in Section 6.13 or this Section 6.19 shall require cooperation to the extent it would (i)

subject the Seller, the Company’s or any Company Subsidiaries’ or their respective Affiliates or Representatives to any actual or potential personal liability, (ii) unreasonably interfere with the business or operations of the Seller, the Company or the Company Subsidiaries, (iii) reasonably be expected to conflict with, or violate, the Seller’s, the Company’s or any Company Subsidiary’s certificate of formation, operating agreement or any organizational documents or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any material Contract to which the Seller, the Company, any Company Subsidiary or their respective Affiliates is a party, in each case, as in effect on the date hereof, (iv) cause any representation, warranty, covenant or other obligation in this Agreement or any Ancillary Agreement to be breached or any closing condition to fail to be satisfied, or (iv) require the Seller, the Company, any Company Subsidiary or their respective Affiliates or Representatives to (A) waive or amend any terms of this Agreement or any Ancillary Agreements or any other Contract to which any of them is a party, (B) agree to pay or pay any fees or reimburse any expenses or make any other payment in connection with any financing which are not reimbursed or indemnified hereunder, (C) give any indemnities or incur any liabilities in connection with any financing or any information utilized in connection therewith which are not reimbursed or indemnified hereunder, (D) deliver or obtain opinions of internal or external counsel or accountants’ comfort letters or reliance letters (except as expressly set forth in Section 6.19(a)(vi) above), (E) provide access to or disclose information where any of them determines that such access or disclosure could contravene any confidentiality agreement or jeopardize any legal or other privilege or (F) approach any third parties to discuss agreements limiting the rights of such third parties, (2) none of the directors or managers of the Company or any Company Subsidiary, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument relating to any financing, or adopt any resolutions or take any other actions approving any such agreements, documents or instruments, unless the Buyers shall have determined that such directors and managers are to remain as directors or managers of the Company or such Company Subsidiary on and after the Closing Date and such resolutions are contingent upon the Closing and will not be effective prior to the Closing Date, (3) the Company, the Company Subsidiaries and their respective Affiliates and Representatives shall not be required to undertake any obligation or execute, deliver or enter into any agreement, document or instrument with respect to any financing that is not contingent upon the Closing or that would be effective prior to the Closing Date (except as expressly set forth above) and (4) the Seller and its Affiliates (other than the Company and the Company Subsidiaries) and their respective Representatives shall not be required to undertake any obligation or execute, deliver or enter into any agreement, document or instrument with respect to any financing (whether or not conditioned on Closing) or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which any financing is obtained (whether or not conditioned on Closing). Nothing contained in this Section 6.19 or otherwise shall require the Company or any Company Subsidiary to be a borrower or other obligor with respect to any financing prior to the Closing Date, and in no event shall the Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) be required to be a borrower or other obligor with respect to any financing at any time whatsoever. The Seller hereby consents to the use of the Company’s and the Company Subsidiaries’ logos as may be reasonably necessary in connection with any Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Seller, the Company or the Company Subsidiaries.
(c)    The Seller, the Company, the Company Subsidiaries and their respective Affiliates and Representatives shall not have any liability to the Buyers in respect of any financial information or data or other information provided pursuant to Section 6.13 or this Section 6.19 (other than arising from fraud, gross negligence, willful misconduct or intentional misrepresentation by the Seller, the Company or any Company Subsidiary). The Buyers shall indemnify, defend and hold harmless the Seller, the Company, the Company Subsidiaries and each of their respective Affiliates and Representatives from, against and in respect of any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgment and penalties imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the arrangement of any financing or the provision of information utilized in connection therewith or any cooperation of the Seller, the Company and the Company Subsidiaries contemplated by Section 6.13 or this Section 6.19 (other than arising from fraud, gross negligence, willful misconduct or intentional misrepresentation by the Seller, the Company or any Company Subsidiary) to the fullest extent permitted by applicable Law, and the foregoing obligations shall survive the Closing Date and termination of this Agreement. The Buyers shall promptly, upon request of the Seller or the Company, reimburse the Seller, the Company and the Company Subsidiaries for all costs and expenses (including reasonable attorneys’ fees) incurred by the Seller, the Company or any Company Subsidiary (including those of their respective Affiliates or Representatives) in connection with the cooperation of the Seller, the Company and the Company Subsidiaries contemplated by Section 6.13 or this Section 6.19, and the foregoing obligations shall survive the Closing Date and termination of this Agreement.
(d)    The Parties acknowledge and agree that the provisions contained in this Section 6.19, represent the sole obligation of the Seller, the Company, the Company Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the arrangement of any financing and no other provision of this Agreement shall be deemed to expand or modify such obligations.
(e)    The OpCo Buyer and the PropCo Buyer shall keep the other Parties reasonably informed of material developments relating to any Financing of the applicable Buyer for any of the Transactions.
Section 6.20    R&W Insurance Policy. The Seller, on the one hand, and the Buyers, on the other hand, shall each be responsible for fifty percent (50%) of the R&W Insurance Cost; provided, that the aggregate amount of the R&W Insurance Cost for which the Seller shall be responsible pursuant to this Section 6.20 shall be limited to $1,000,000.
Section 6.21    Casualty and Condemnation. In the event that a Casualty Event or Condemnation shall have occurred prior to Closing, except to the extent of a Material Casualty Event or Material Condemnation Event that results in a termination of this Agreement pursuant to Section 8.01(d), (i) with respect to any Condemnation, Buyers, at Closing, shall receive a credit against the Membership Interests Purchase Price for the actual amount of any award paid to the Seller, net of any actual reasonable, out-of-pocket expenses incurred in obtaining same and less any portion of such award applied by the Seller or Greektown to restoration of the applicable Company Real Property in compliance with Section 6.01 in a good and workerlike manner and in compliance with applicable law and contracts using new materials, the quality of which is not less than that of the affected Company Real Property and using duly licensed, reputable and financially solvent architects, engineers and contractors, and an assignment of the Seller’s right to any award then payable or that thereafter may become payable by or on behalf of the condemning authority with respect to the Company Real Property and (ii) with respect to any Casualty Event, the Buyers, at Closing, shall receive a credit against the Membership Interests Purchase Price for the amount of the deductible with respect to any applicable insurance policies plus all insurance proceeds actually received by the Seller as a result of such loss, net of any actual reasonable, out-of-pocket expenses incurred in obtaining same and less any portion of such insurance proceeds (x) applied by the Seller or Greektown to restoration of the applicable Company Real Property in compliance with Section 6.01 in a good and workerlike manner and in compliance with applicable law and contracts using new materials, the quality of which is not less than that of the affected Company Real Property and using duly licensed, reputable and financially solvent architects, engineers and contractors or (y) constituting proceeds of business interruption that is applicable to any period prior to the Closing Date, and an assignment of the Seller’s rights to all such insurance proceeds then payable or that thereafter may become payable. The Seller shall not, and shall cause the Company and each Company Subsidiary not to, settle any claim with respect to any Material Casualty Event or Material Condemnation Event without the Buyers’ prior written consent, which consent shall not be unreasonably withheld or delayed.
Section 6.22    Transition Services Agreement. In order to facilitate an effective transition of all of the services, systems and functions necessary to operate the business of the Company and the Company Subsidiaries (the “Transitioned Functions”) from the Seller and its Affiliates to the OpCo Buyer and its Affiliates at the Closing, at OpCo Buyer’s request, during the period commencing on the date hereof until the Closing Date, the Seller and the OpCo Buyer shall, subject to applicable Law, use commercially reasonable efforts to negotiate and enter into an agreement with respect to the provision of the Transitioned Functions from the Seller and its Affiliates to the OpCo Buyer and its Affiliates for a limited period following the Closing on commercially reasonable terms to be mutually agreed between the Seller and the OpCo Buyer, which terms shall provide, among other things, that any or all of such services may be terminated by the OpCo Buyer upon ninety (90) days prior written notice (such agreement, the “Transition Services Agreement”).
Section 6.23    Mechanics’ Liens. OpCo Buyer shall deliver to the Title Company (as such term is defined in the Real Estate Purchase Agreement) such affidavits, certificates, documents or instruments in form and substance as the Title Company may reasonably require in order to omit from each Title Policy those mechanics’, carrier’s, workmen’s, repairmen’s or other like liens against the Company Real Property for which OpCo Buyer has received or will receive a credit under the Closing Adjustment.
Section 6.24    Financing. If, at any time after the date of this Agreement, the PropCo Buyer does not have unrestricted cash, cash equivalents or marketable securities together with available borrowings under its existing revolving credit agreements or other lines of credit sufficient to pay (a) the Real Estate Purchase Price and all other necessary fees, expenses and other amounts payable by the PropCo Buyer in connection with the consummation of the Transactions and (b) the amount required to pay the purchase price and any related fees and expenses in connection with any executed acquisition transactions pending as of the date of this Agreement (collectively, the “PropCo Buyer Required Amount”), Seller may request in writing that PropCo Buyer obtain an executed commitment letter from one or more financing sources pursuant to which they have committed, subject solely to the terms and conditions therein (which terms and conditions shall be reasonably acceptable to the Seller), to provide, or cause to be provided, the PropCo Buyer with debt financing in an amount sufficient, when taken together with unrestricted cash, cash equivalents or marketable securities together with available borrowings under its existing revolving credit agreement, to fund the PropCo Buyer Required Amount (a “Debt Commitment Letter”); provided that the PropCo Buyer shall not be obligated to obtain a Debt Commitment Letter in an amount greater than the Real Estate Purchase Price if the sole use of proceeds for such Debt Commitment Letter is the payment of the Real Estate Purchase Price. Upon receiving such written request, PropCo Buyer shall obtain a Debt Commitment Letter within fifteen (15) Business Days of PropCo Buyer’s receipt of such written request. The PropCo Buyer shall promptly after receipt of the Debt Commitment Letter provide to the Seller true, correct and complete copies of the Debt Commitment Letter. Unless otherwise agreed by the Seller expressly in writing, any Debt Commitment Letter shall remain in place on the committed terms until the Closing Date. For the avoidance of doubt, the obligations of the Seller to cooperate in connection with any Financing as set forth in Section 6.19 shall apply to any Debt Commitment Letter requested by Seller pursuant to this Section 6.24. Notwithstanding the foregoing, in the event that PropCo Buyer receives any written request from Seller pursuant to this Section 6.24 and PropCo Buyer is subsequently able to reasonably demonstrate to Seller that it has sufficient cash, cash equivalents or marketable securities together with available borrowings under its existing revolving credit agreements or other lines of credit in amount equal to or greater than the PropCo Buyer Required Amount, then any such Seller request shall be automatically be deemed to have been fulfilled and all of PropCo Buyer’s obligations pursuant to this Section 6.24 shall automatically be deemed to be satisfied.
Article VII
CONDITIONS TO CLOSING OF MEMBERSHIP INTEREST PURCHASE
Section 7.01    Conditions to Obligations of the OpCo Buyer and the Seller. The obligation of each of the OpCo Buyer and the Seller to consummate the Membership Interest Purchase is conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Seller and the OpCo Buyer, to the extent permitted by applicable Law) of each of the following:
(a)    The waiting period applicable to the Transactions and the Ancillary Agreements under the HSR Act has expired or been terminated (the “Antitrust Approval”).
(b)    No Governmental Authority having jurisdiction over any Party shall have issued any Governmental Order (whether preliminary, temporary or permanent) or taken any other action, in each case restraining, enjoining or otherwise prohibiting the consummation of the Transactions nor shall any Law be in effect that makes consummation of the Transactions illegal or otherwise prohibited.
(c)    (i) All Closing Seller Approvals shall have been duly obtained and shall be in full force and effect and (ii) all Closing Buyer Gaming Approvals shall have been duly obtained and shall be in full force and effect.

(d)    The Real Estate Purchase shall have been consummated in accordance with the terms of the Real Estate Purchase Agreement.
Section 7.02    Additional Conditions to Obligations of the OpCo Buyer. The obligation of the OpCo Buyer to consummate the Membership Interest Purchase is further conditioned upon satisfaction (or waiver by the OpCo Buyer) at or prior to the Closing of each of the following:
(a)    (i) The representations and warranties of the Seller contained in Section 3.01(a) and Section 3.01(c) shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date); (ii) the representations and warranties of the Seller contained in Section 3.01(b), Section 3.02 and Section 3.18 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except for de minimis inaccuracies and (iii) the representations and warranties of the Seller contained in Article III (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained in such representations and warranties) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(b)    Each and all of the agreements and covenants of the Seller to be performed and complied with pursuant to this Agreement and the Real Estate Purchase Agreement on or prior to the Closing have been duly performed and complied with in all material respects.
(c)    The Seller shall have delivered to the OpCo Buyer the Assignment Agreement and Escrow Agreement, each duly executed by the Seller.
(d)    The board of managers of the Company shall have approved the admission of the OpCo Buyer as the sole member of the Company, effective as of the Closing.
(e)    The Buyers shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the Company on behalf of the Company, confirming that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.
(f)    The Seller shall have delivered to the Buyers a payoff letter duly executed by each holder (or agent on behalf of such holders) of Payoff Indebtedness, each in form and substance reasonably acceptable to the OpCo Buyer, in which such holder (or agent on behalf of such holders) shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding financial obligations of the Company and the Company Subsidiaries arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full (other than contingent indemnification liabilities); (ii) all Encumbrances in connection therewith shall be released; (iii) the holder (or agent on behalf of such holders) shall record (or authorize the Company or its designee to record) any required documents to evidence such discharge and release as promptly as practicable; and (iv) the holder (or agent on behalf of such holders) shall return to the Company and its Subsidiaries all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral in possession of the holder (or agent on behalf of such holders) securing the applicable Payoff Indebtedness (each such payoff letter, a “Debt Payoff Letter”).
(g)    Since the date of this Agreement, there shall have been no Material Adverse Effect, Material Condemnation Event or Material Casualty Event.
Section 7.03    Additional Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Membership Interest Purchase is further conditioned upon satisfaction (or waiver by the Seller) at or prior to the Closing of each of the following:
(a)    (i) The representations and warranties of the OpCo Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and (ii) the representations and warranties of the OpCo Buyer contained in Article IV (other than those contained in the sections set forth in the preceding clause (i)) shall be true and correct (disregarding all materiality and material adverse effect qualifications contained in such representations and warranties) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the OpCo Buyer’s ability to consummate the Membership Interests Purchase.
(b)    (i) The representations and warranties of the PropCo Buyer contained in Section 5.01 and Section 5.03 shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and (ii) the representations and warranties of the PropCo Buyer contained in Article V (other than those contained in the sections set forth in the preceding clause (i)) shall be true and correct (disregarding all materiality and material adverse effect qualifications contained in such representations and warranties) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the PropCo Buyer’s ability to consummate the Real Estate Purchase.
(c)    Each and all of the agreements and covenants of the OpCo Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing have been duly performed and complied with in all material respects.
(d)    Each and all of the agreements and covenants of the PropCo Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing have been duly performed and complied with in all material respects.
(e)    The OpCo Buyer shall have delivered to the Seller and the Company a joinder to the Company Operating Agreement, duly executed by the OpCo Buyer and a counterpart signature page to the Assignment Agreement and Escrow Agreement, each duly executed by the OpCo Buyer.
(f)    The Seller shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the OpCo Buyer on behalf of the OpCo Buyer, confirming that each of the conditions set forth in Section 7.03(a) and Section 7.03(c) have been satisfied.
(g)    The Seller shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the PropCo Buyer on behalf of the PropCo Buyer, confirming that each of the conditions set forth in Section 7.03(b) and Section 7.03(d) have been satisfied.
Article VIII
TERMINATION
Section 8.01    Termination This Agreement may be terminated at any time prior to the Closing as follows:
(a)    By the mutual written consent of the Seller, on the one hand, and the Buyers, on the other hand.
(b)    By the Buyers by written notice to the Seller if the Seller has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or the Real Estate Purchase Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.02(a) or Section 7.02(b) hereof or Section 5.02(a) of the Real Estate Purchase Agreement to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date or (y) thirty

(30) days following receipt by the Seller of written notice of such breach or failure from the Buyers; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available if either or both of the Buyers is itself in breach of or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or the Real Estate Purchase Agreement, as applicable, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.03(a), Section 7.03(b), Section 7.03(c) or Section 7.03(d) to be satisfied.
(c)    By the Seller by written notice to the Buyers if either or both of the Buyers has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.03(a), Section 7.03(b), Section 7.03(c) or Section 7.03(d) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date or (y) thirty (30) days following receipt by the Buyers of written notice of such breach or failure from the Seller; provided, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available if Seller is itself in breach of or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or the Real Estate Purchase Agreement, as applicable, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied or a failure of the conditions set forth in Section 5.02(a) of the Real Estate Purchase Agreement to be satisfied as a result of the failure of the conditions set forth in Section 7.02(a) or Section 7.02(b).
(d)    By the Buyers by written notice to the Seller in the event of a Material Condemnation Event or Material Casualty Event.
(e)    By the Buyers, on the one hand, or the Seller, on the other hand, by written notice to the Other Party if any Governmental Authority having jurisdiction over any Party shall have issued a final nonappealable Governmental Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions or any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited shall be in effect; provided, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to the Seller if such order or Law was primarily due to the failure of the Seller to perform any of its obligations under this Agreement or the Real Estate Purchase Agreement and the right to terminate this Agreement under this Section 8.01(e) shall not be available to the Buyers if such order or Law was primarily due to the failure of either or both of the Buyers to perform any of their obligations under this Agreement or the Real Estate Purchase Agreement, as applicable.
(f)    By either the Buyers, on the one hand, or the Seller, on the other hand, by written notice to the Other Party if the Closing does not occur by May 15, 2019 (such date, as same may be extended pursuant hereto, the “Outside Date”); provided, however, that if on such date the condition to closing set forth in Section 7.01(a), Section 7.01(b) or Section 7.01(c) or Section 5.01(a) of the Real Estate Purchase Agreement shall not have been satisfied

(in the case of Section 5.01(a) of the Real Estate Purchase Agreement, as a result of Section 7.01(a), Section 7.01(b) or Section 7.01(c) not being satisfied) but all other conditions to Closing (including the conditions to Closing set forth in the Real Estate Purchase Agreement) shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied by all Parties entitled to the benefit of such conditions (including the PropCo Buyer pursuant to Sections 5.01 and 5.02 of the Real Estate Purchase Agreement)) or waived, such date may be extended two (2) times (but not more than two times) by a period of sixty (60) calendar days by the Buyers or the Seller by written notice to the Other Party (and all references to the Outside Date herein shall be as so extended); provided, further, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to the Seller if such failure of the Closing to occur is primarily due to the failure of the Seller to perform any of its obligations under this Agreement or the Real Estate Purchase Agreement and the right to terminate this Agreement under this Section 8.01(f) shall not be available to the Buyers if such failure of the Closing to occur is primarily due to the failure of either or both of the Buyers to perform any of their obligations under this Agreement or the Real Estate Purchase Agreement, as applicable, other than under Article II of this Agreement or under Article II or Article III of the Real Estate Purchase Agreement.
Any valid termination of this Agreement pursuant to this Section 8.01 shall not, in and of itself, be considered a breach or violation of the obligations of the terminating Party under Section 6.07 or Section 6.08.
Section 8.02    Effect of Termination. In the event that this Agreement is validly terminated by either the Seller, on the one hand, or the Buyers, on the other hand, as provided in Section 8.01, each Party will be relieved of its duties and obligations arising under this Agreement and the Real Estate Purchase Agreement after the date of such termination and such termination will be without liability to the Buyers or the Seller; provided, that the agreements and obligations of the Parties set forth in Section 6.06, this Section 8.02, Section 8.03, Section 9.01 (to the extent that amounts have been incurred prior to the date of termination) and the other provisions of Article IX of this Agreement and Section 6.02 and Section 6.03 and Article VII of the Real Estate Purchase Agreement shall survive such termination and remain in full force and effect; provided, further, that (subject, and without limitation to, Section 8.03(d)) nothing in this Section 8.02 relieves any Party of any liability for (x) Fraud or (y) any Willful Breach of any covenant or agreement contained in this Agreement or the Real Estate Purchase Agreement occurring prior to termination, or as provided in the Confidentiality Agreements, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.
Section 8.03    Remedies Upon Termination.
(a)    Notwithstanding anything to the contrary in this Agreement, the Buyers and the Seller agree that in the event that this Agreement is terminated by the Seller or the Buyers pursuant to Section 8.01(e) or Section 8.01(f) where:
(i)    (A) all of the conditions set forth in (I) Section 7.01(b) (other than if the applicable Governmental Order or Law relates to the Antitrust Approval) and Section 7.02 (other than those conditions set forth in Section 7.02 that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) and (II) Section 5.01(a) (solely with respect to Section 7.01(b) and other than if the applicable Governmental Order or Law relates to the Antitrust Approval) and Section 5.02 of the Real Estate Purchase Agreement (other than (x) the City Approval, (y) the City Acknowledgement and (z) those conditions set forth in Section 5.02 of the Real Estate Purchase Agreement that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) have, in each case, been satisfied as of the date of such termination or (in the case of a termination pursuant to Section 8.01(e)) are reasonably capable of satisfaction by the Outside Date; (B) the Antitrust Approval has not occurred as of the date of such termination; and (C) all of the conditions set forth in (I) Section 7.01(c)(ii) and (II) Section 5.01(a) of the Real Estate Purchase Agreement (solely with respect to Section 7.01(c)(ii)) (x) have been satisfied as of the date of such termination, or (y) would reasonably be expected to be satisfied by the Outside Date assuming the satisfaction or waiver of the other conditions set forth in Section 7.01 and Section 5.01(a) of the Real Estate Purchase Agreement, then the Buyers shall pay to the Seller by wire transfer of immediately available funds a fee of twenty five million dollars ($25,000,000) (the “Antitrust Termination Fee”) within two (2) Business Days of the date of termination;
(ii)    (A) all of the conditions set forth in (I) Section 7.01(b) (other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing OpCo Buyer Gaming Approval) and Section 7.02 (other than those conditions set forth in Section 7.02 that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) and (II) Section 5.01(a) (solely with respect to Section 7.01(b) and other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing OpCo Buyer Gaming Approval) and Section 5.02 of the Real Estate Purchase Agreement (other than (x) the City Approval, (y) the City Acknowledgement and (z) those conditions set forth in Section 5.02 of the Real Estate Purchase Agreement that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) have, in each case, been satisfied as of the date of such termination or (in the case of a termination pursuant to Section 8.01(e)) are reasonably capable of satisfaction by the Outside Date; (B) any Closing OpCo Buyer Gaming Approval has not been received or is not in effect as of the date of such termination; (C) all Closing PropCo Buyer Gaming Approvals shall have been duly obtained and shall be in full force and effect; and (D) no limitation or suspension of, or failure of the Company to hold, any Permit under Gaming Laws required to conduct casino gaming at the Company Real Property has occurred since the date of this Agreement that has caused the failure of the conditions set forth in Section 7.01(c)(ii) and Section 5.01(a) of the Real Estate Purchase Agreement (solely with respect to Section 7.01(c)(ii)) to be satisfied, then the OpCo Buyer shall pay to the Seller by wire transfer of immediately available funds a fee of sixty million dollars ($60,000,000) (the “OpCo Gaming Termination Fee”) within two (2) Business Days of the date of termination;
(iii)    (A) all of the conditions set forth in (I) Section 7.01(b) (other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing PropCo Buyer Gaming Approval) and Section 7.02 (other than those conditions set forth in Section 7.02 that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) and (II) Section 5.01(a) (solely with respect to Section 7.01(b) and other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing

PropCo Buyer Gaming Approval) and Section 5.02 of the Real Estate Purchase Agreement (other than (x) the City Approval, (y) the City Acknowledgement and (z) those conditions set forth in Section 5.02 of the Real Estate Purchase Agreement that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) have, in each case, been satisfied as of the date of such termination or (in the case of a termination pursuant to Section 8.01(e)) are reasonably capable of satisfaction by the Outside Date; (B) any Closing PropCo Buyer Gaming Approval has not been received or is not in effect as of the date of such termination; (C) all Closing OpCo Buyer Gaming Approvals shall have been duly obtained and shall be in full force and effect; and (D) no limitation or suspension of, or failure of the Company to hold, any Permit under Gaming Laws required to conduct casino gaming at the Company Real Property has occurred since the date of this Agreement that has caused the failure of the conditions set forth in Section 7.01(c)(ii) and Section 5.01(a) of the Real Estate Purchase Agreement (solely with respect to Section 7.01(c)(ii)) to be satisfied, then the PropCo Buyer shall pay to the Seller by wire transfer of immediately available funds a fee of thirty million dollars ($30,000,000) (the “PropCo Gaming Termination Fee”) within two (2) Business Days of the date of termination; or
(iv)    (A) all of the conditions set forth in (I) Section 7.01(b) (other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing Buyer Gaming Approval) and Section 7.02 (other than those conditions set forth in Section 7.02 that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) and (II) Section 5.01(a) (solely with respect to Section 7.01(b) and other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing Buyer Gaming Approval) and Section 5.02 of the Real Estate Purchase Agreement (other than (x) the City Approval, (y) the City Acknowledgement and (z) those conditions set forth in Section 5.02 of the Real Estate Purchase Agreement that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) have, in each case, been satisfied as of the date of such termination or (in the case of a termination pursuant to Section 8.01(e)) are reasonably capable of satisfaction by the Outside Date; (B) any Closing OpCo Buyer Gaming Approval has not been received or is not in effect as of the date of such termination; (C) any Closing PropCo Buyer Gaming Approval has not been received or is not in effect as of the date of such termination; and (D) no limitation or suspension of, or failure of the Company to hold, any Permit under Gaming Laws required to conduct casino gaming at the Company Real Property has occurred since the date of this Agreement that has caused the failure of the conditions set forth in Section 7.01(c)(ii) and Section 5.01(a) of the Real Estate Purchase Agreement (solely with respect to Section 7.01(c)(ii)) to be satisfied, then the OpCo Buyer shall pay to the Seller by wire transfer of immediately available funds a fee of thirty million dollars ($30,000,000) (the “Joint Termination Fee OpCo Portion”) within two (2) Business Days of the date of termination and the PropCo Buyer shall pay to the Seller a fee of thirty million dollars ($30,000,000) (the “Joint Termination Fee PropCo Portion” and together with the Joint Termination Fee OpCo Portion, the “Joint Gaming Termination Fee”) within two (2) Business Days of the date of termination.
(b)    For the avoidance of doubt, if (but for the application of this Section 8.03(b)) a Termination Fee would be payable under both (x) Section 8.03(a)(i) and (y) one or more of Section 8.03(a)(ii), Section 8.03(a)(iii) or Section 8.03(a)(iv) and all of the

conditions set forth in (I) Section 7.01(c)(ii) and (II) Section 5.01(a) of the Real Estate Purchase Agreement (solely with respect to Section 7.01(c)(ii)) would reasonably be expected to be satisfied by the Outside Date assuming the satisfaction or waiver of the other conditions set forth in Section 7.01 and Section 5.01(a) of the Real Estate Purchase Agreement, then the Buyers shall pay the Antitrust Termination Fee in accordance with Section 8.03(a)(i) and the Seller shall not be entitled to receive any other Termination Fee.
(c)    Each Party acknowledges that the provisions of this Section 8.03 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement. If the OpCo Buyer or the PropCo Buyer fails to promptly pay the amount due by it pursuant to this Section 8.03, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the Seller commences an Action that results in judgment for the Seller for such amount, the OpCo Buyer or the PropCo Buyer, as applicable, shall pay the Seller its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action. In no event shall the Buyers be obligated to pay more than one Termination Fee, or a Termination Fee on more than one occasion.
(d)    The Parties acknowledge that the damages resulting from termination of this Agreement under circumstances in which a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.03 are reasonable forecasts of the actual damages which may be incurred, and agree that in the event a Termination Fee is payable pursuant to this Section 8.03, then notwithstanding anything to the contrary in Section 8.02, the monetary remedies set forth in this Section 8.03 shall be the sole and exclusive remedies of the Seller and its Affiliates and Representatives against the Buyers, the Financing Parties and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and upon payment of such amount, none of the Buyers, the Financing Parties nor any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling person, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The Parties further agree that the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of the Buyers against the Seller and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling person, Representatives or Affiliates for any loss suffered as a result of the failure of the Transactions to be consummated except in the case of (x) Fraud or (y) a Willful Breach of any covenant or agreement contained in this Agreement or the Real Estate Purchase Agreement occurring prior to termination, or as provided in the Confidentiality Agreements, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, and neither the Seller and its Subsidiaries nor any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except in the case of (x) Fraud or (y) a Willful Breach of any covenant or agreement contained in this Agreement or the Real Estate Purchase Agreement occurring prior to termination, or as provided in the Confidentiality Agreements, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.
Article IX
MISCELLANEOUS
Section 9.01    Expenses. Except as otherwise expressly provided herein (including in Section 2.03, Section 6.05, Section 6.08(f), Section 6.12 and Section 6.20 hereof), (i) all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants and (ii) any incentive compensation, change-in-control, retention or other transaction-related payments, in each case, incurred in connection with this Agreement and the Transactions (collectively, “Transaction Expenses”) shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 9.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (with delivery tracking); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, in each case sent as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Seller, to:	Greektown Mothership LLC c/o Jack Entertainment 580 Monroe Ave Detroit, MI 48226 Attention: Daniel A. Reinhard Email: danreinhard@jackentertainment.com with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Scott A. Barshay
              Jeffrey D. Marell
Facsimile No.: (212) 757-3990
Email: sbarshay@paulweiss.com
jmarell@paulweiss.com

If to the OpCo Buyer, to:	Penn Tenant III, LLC c/o Penn National Gaming, Inc. 825 Berkshire Blvd., Suite 200 Wyomissing, PA 19160 Attention: General Counsel Email: Carl.Sottosanti@pngaming.com
with a copy to:	Milbank, Tweed, Hadley & McCloy LLP 28 Liberty Street New York, New York 10005 Attention: Scott Golenbock Facsimile No.: (212) 822-5181 Email: sgolenbock@milbank.com

If to the PropCo Buyer, to:	VICI Properties L.P. c/o VICI Properties Inc. 430 Park Avenue, 8th Floor New York, New York 10022 Attention: Samantha S. Gallagher, General Counsel E-Mail: corplaw@viciproperties.com with a copy to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: James P. Godman, Todd E. Lenson and Jordan M. Rosenbaum
Email: jgodman@kramerlevin.com tlenson@kramerlevin.com
jrosenbaum@kramerlevin.com

Notices and all other communications and writings required to be given to the Buyers shall be given to both the OpCo Buyer and the PropCo Buyer as provided above.
Section 9.03    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;
(d)    the word “or” shall be disjunctive but not exclusive;
(e)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(f)    a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;
(g)    all references to prices, values or monetary amounts refer to United States dollars;
(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
(i)    this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;
(j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(k)    any references herein to a particular Section, Article, Exhibit, Annex or Schedule means a Section or Article of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise expressly stated herein;
(l)    the Exhibits, Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;
(m)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n)     any reference to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Authority includes any successor to that Governmental Authority; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of a statute, includes any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law includes any successor to such section;
(o)    all references to days mean calendar days unless otherwise provided; and
(p)    all references to time mean New York City time.
Section 9.04    Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 9.05    Entire Agreement. This Agreement, together with the Real Estate Purchase Agreement, Assignment Agreement, Escrow Agreement, Confidentiality Agreements and any other documents and instruments executed pursuant hereto, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and the Seller Disclosure Letter (other than an exception expressly set forth as such in the Seller Disclosure Letter), the statements in the body of this Agreement will control.
Section 9.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the Other Party, which consent shall not be unreasonably withheld or delayed, except that each Buyer may assign any and all of its rights under this Agreement to one or more of its wholly owned Subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, the PropCo Buyer may assign, effective as of the Closing Date, all or any portion of its rights pursuant to this Agreement to the Financing Parties for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any Financing.
Section 9.07    No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except the Financing Parties may enforce (and the Financing Parties are intended third party beneficiaries of) the provisions of Section 8.03(d) (solely to the extent that it relates to the Financing Parties), this Section 9.07 (solely to the extent that it relates to the Financing Parties), Section 9.08(a) (solely to the extent that it relates to the Financing Parties), the proviso in the first sentence of Section 9.09 and Section 9.10(d).
Section 9.08    No Recourse; Release.
(a)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions. In addition, the Seller agrees on behalf of itself and its Affiliates that none of the Financing Parties or any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling person, Representatives or Affiliates shall have any liability or obligation to the Seller or any of its Affiliates relating to this Agreement or any of the Transactions (including any Financing) whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything herein to the contrary, nothing in this Section 9.08(a) shall limit the rights of the Seller or its affiliates pursuant to any existing financing arrangements of the Seller or such affiliate with any of the Financing Parties.
(b)    Effective as of the Closing, except for any rights or obligations under this Agreement and the Ancillary Agreements, the Seller, on behalf of itself and each of its Affiliates and each of its and their respective past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, in such capacities, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Company and the Company Subsidiaries each of its and their past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (in each case in their capacity as such) (collectively, the “Released Parties”) of and from any and all Actions, causes of action, executions, judgments, duties, dues, accounts, bonds, Contracts, Liabilities and covenants (whether express or implied), whatsoever whether in law or in equity (whether based upon contract, tort or otherwise), which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case, arising from any cause, matter or event occurring prior to the Closing and, in each case, with respect to its ownership of equity interests in the Company or in its capacity as an Affiliate of the Company or a Representative, general or limited partner, management company, member, stockholder, equity holder, controlling Person, Subsidiary or Affiliate of the Company or an Affiliate of the Company; provided, that the release given under this Section 9.08 shall not apply to (i) any claims arising under this Agreement and the Ancillary Agreements, (ii) any claims arising from any Releasing Party’s employment with the Company or any Company Subsidiary solely to the extent that they may not be released under applicable Law or (iii) rights to indemnification under any employment or indemnification agreement or under the organizational documents of the Company or any Company Subsidiary.
Section 9.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the OpCo Buyer, the PropCo Buyer and the Seller; provided, that, notwithstanding anything to the contrary contained herein, Section 8.03(d) (solely to the extent that it relates to the Financing Parties), Section 9.07 (solely to the extent that it relates to the Financing Parties), Section 9.08(a) (solely to the extent that it relates to the Financing Parties), this proviso of Section 9.09 and Section 9.10(d) (and any related definition to the extent an amendment of such definition would modify the substance of any of the foregoing provisions) may not be amended in a manner that is materially adverse to the Financing Parties without the prior written consent of the Financing Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    Except as otherwise expressly set forth in the Real Estate Purchase Agreement, this Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
(b)    Except as otherwise expressly set forth in the Real Estate Purchase Agreement, the Parties irrevocably submit to the jurisdiction of the Chosen Courts, in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Action for interpretation or enforcement hereof or any such document that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and each Party irrevocably agrees that all claims with respect to such Action shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any federal court sitting in the State of Delaware (the “Chosen Courts”) and that it will not bring any Action arising out of or relating to this Agreement, the documents referred to in this Agreement or the Transactions in any other court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such Action in the manner provided in Section 9.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and each Party agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; provided, that each Party’s consent to jurisdiction and service contained in this Section 9.10(b) is solely for the purpose referred to in this Section 9.10(b) and shall not be deemed to be a general submission to such courts or a submission to such courts other than for such purpose.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10(c).
(d)    Notwithstanding the foregoing, each Party agrees (i) that it will not bring or support or permit any of its Affiliates to bring or support anyone else in bringing any claim or cause of action (whether at Law, in contract or in tort or otherwise) against any Financing Party relating to this Agreement, any Financing, any document relating to any Financing, the Transactions contemplated hereby or thereby, other than in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York (and the appellate courts thereof), (ii) any such claim or cause of action shall (except as otherwise expressly provided in any document relating to any Financing) be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, and (iii) to waive any right to trial by jury in respect of any such claim, suit, action or proceeding.
Section 9.11    Specific Performance. The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Seller shall not be entitled to receive both a grant of specific performance of the Transactions pursuant to this Section 9.11 and the payment of all or any portion of the applicable Termination Fee. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach, in each case, solely where such remedy is expressly permitted hereunder. Each Party further agrees that no other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 9.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 9.13    Payments and Revenues. If, after the Closing, any Party shall receive any payment, revenue or other amount that belongs to any other Party pursuant to this Agreement or the Real Estate Purchase Agreement, such receiving Party shall promptly remit or cause to be remitted such amount to the Person entitled to such amount.
Section 9.14    Survival. The representations, warranties, covenants and agreements contained in this Agreement or in any certificates or other documents delivered prior to or as of the Closing shall survive until (but not beyond) the Closing. Accordingly, no claim of any nature whatsoever for breach of such representations, warranties, covenants or agreements may be made, or Action instituted, after the Closing Date. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date shall survive until satisfied in accordance with their terms.
Section 9.15    Attorney-Client Privilege and Conflict Waiver.

(a)    Each Party acknowledges that (i) one or more members of the Company, the Seller and their respective Affiliates have retained the Law Firms to act as their counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and each other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement and the consummation of the transactions contemplated by this Agreement and (ii) neither Law Firm has acted as counsel for any other Person in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, other than work performed and advice provided by Honigman Miller Schwartz and Cohn LLP in its capacity as Michigan regulatory counsel to OpCo Buyer (the “OpCo Regulatory Work”). Each Buyer hereby (a) waives and will not assert, and will cause, after the Closing, the Company and the Company Subsidiaries, to waive and not assert, any conflict of interest relating to either Law Firm’s representation after the Closing of the Seller or any of its Affiliates in any matter relating to this Agreement, any other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement or the transactions contemplated by this Agreement, including in any Action, except conflicts of interest or Actions stemming from the OpCo Regulatory Work and (b) consents to and will cause, after the Closing, the Company and the Company Subsidiaries, to consent to, any such representation, even though in each case (x) the interests of the Seller and its Affiliates may be directly adverse to such Buyer, the Company and the Company Subsidiaries or their respective Affiliates, or (y) such Law Firm may have represented the Seller, the Company and the Company Subsidiaries or their respective Affiliates in a substantially related matter.
(b)    Each Party agrees that (i) immediately prior to the Closing, without the need for any further action, all right, title and interest of the Company and the Company Subsidiaries in and to any Attorney-Client Communication shall thereupon transfer to and be vested solely in the Seller, and (ii) after the Closing, none of the Buyers, the Company or any Company Subsidiary will have any right to access or control any of either Law Firm’s records or communications relating to or affecting this Agreement or the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and any other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement), which will be the property of (and be controlled by) the Seller; provided, however, that OpCo Buyer (A) will have rights to access or control the records or communications of Honigman Miller Schwartz and Cohn LLP relating to or affecting the OpCo Regulatory Work (including any agreements, documents, certificates, instruments or filings delivered pursuant to, or in connection with the OpCo Regulatory Work) and (B) retain title to and control such records or communications relating to the OpCo Regulatory Work. In addition, each Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company and the Company Subsidiaries. Accordingly, each Buyer will not, and will cause, after the Closing, the Company and the Company Subsidiaries, not to, use any Attorney-Client Communication remaining in the records of the Company or any of the Company Subsidiaries after the Closing in a manner that may be adverse to the Seller or any of its Affiliates.

(c)    Each Buyer agrees, on its own behalf and on behalf of, after the Closing, the Company and the Company Subsidiaries, that from and after the Closing, (i) the attorney-client privilege, all other evidentiary privileges, any work product doctrine, and the expectation of client confidence as to all Attorney-Client Communications belong to the Seller and will not pass to or be claimed by such Buyer, the Company or any of the Company Subsidiaries, and (ii) the Seller will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, any work product doctrine, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, each Buyer will not, and will cause, after the Closing, the Company and the Company Subsidiaries, not to, (x) assert any attorney-client privilege, other evidentiary privilege, any work product doctrine, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Seller or an Affiliate of the Seller, or (y) take any action that could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege, any other evidentiary privilege, or any work product doctrine, including waiving such protection in any dispute with a Person that is not the Seller or an Affiliate of the Seller. Furthermore, each Buyer agrees, on its own behalf and on behalf of, after the Closing, the Company and the Company Subsidiaries, that in the event of a dispute between the Seller or an Affiliate of the Seller, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, arising out of or relating to any matter in which either Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent such Law Firm’s disclosure to the Seller or an Affiliate of the Seller of any information or documents developed or shared during the course of such Law Firm’s joint representation, except in the case of the OpCo Regulatory Work.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.
SELLER:
GREEKTOWN MOTHERSHIP LLC,
a Delaware limited liability company

By: /s/ Matthew P. Cullen
Name: Matthew P. Cullen
Title: President and Chief Executive Officer

[Signature Page to Transaction Agreement (Greektown)]

PROPCO BUYER:
VICI PROPERTIES L.P.,
a Delaware limited partnership

By: /s/ John Payne
Name: John Payne
Title: President

[Signature Page to Transaction Agreement (Greektown)]

OPCO BUYER:
PENN TENANT III, LLC,
a Delaware limited liability company
By: PENN NATIONAL GAMING, INC.,
a Pennsylvania corporation,
its sole member

By: /s/ Carl Sottosanti
Name: Carl Sottosanti
Title: EVP, General Counsel and Secretary

[Signature Page to Transaction Agreement (Greektown)]